Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is entered into this 5th day of March, 1998, by and among Diamond Acquisition Corp., a Delaware corporation ("BUYER") and a wholly owned subsidiary of Diamond Home Services, Inc., a Delaware corporation ("DIAMOND"), the Reeves Southeastern Employee Stock Ownership Trust (the "ESOP") by and through SouthTrust Asset Management Company, its Trustee (the "ESOP TRUSTEE") and all of the other stockholders of Reeves Southeastern Corporation, a Florida corporation ("COMPANY"), all of which are listed on the signature page hereto (the "STOCKHOLDERS");

     WHEREAS, the Company, including through subsidiaries, is engaged in the business of purchasing, producing and distributing fencing and fencing related products as well as purchasing, producing, distributing, installing and servicing security systems and banking equipment, as well as various activities ancillary to each of such activities (collectively, the "BUSINESS");

     WHEREAS, the Stockholders and the ESOP are the record and beneficial owners of all right, title and interest in and to all of the issued and outstanding capital stock of the Company;

     WHEREAS, Buyer desires to purchase and the Stockholders and the ESOP desire to sell to Buyer all of the issued and outstanding capital stock of the Company on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as set forth below:

                                   ARTICLE  I.

                           SALE AND PURCHASE OF STOCK

     A. SALE AND PURCHASE OF STOCK. At Closing (as hereinafter defined), the Stockholders and the ESOP Trustee shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept, assume and receive all right, title and interest in and to 308,567 shares of common stock, par value $1.00 per share, of the Company (the "STOCK"), which constitutes all of the issued and outstanding capital stock of the Company, free and clear of any liens, encumbrances, pledges, restrictive agreements, claims or imperfections of any nature whatsoever.

                                  ARTICLE  II.

                                 PURCHASE PRICE

     A. PURCHASE PRICE. The aggregate purchase price for the Stock shall be a combination of cash and promissory notes of Buyer, payable as set forth below.

     B.  PAYMENT OF THE PURCHASE PRICE.  At Closing, Buyer shall:

          1. pay the Stockholders and the ESOP Trustee an aggregate of $30,000,000 in immediately available funds allocated as set forth in
     Schedule 2.2;

          2. deliver to the Stockholders Buyer's promissory note in the original aggregate principal amount of $3,700,000, in substantially the form attached hereto as Exhibit A (the "SHORT-TERM NOTE"); and

          3. deliver to the Escrow Agent (as hereinafter defined) Buyer's promissory note in the original aggregate principal amount of $8,000,000, in substantially the form attached hereto as Exhibit B (the "NOTE").

Schedule 2.2, Exhibit A and Exhibit B reflect the allocation of the various components of the Purchase Price among the Stockholders and the ESOP Trustee; provided, however, that the parties acknowledge that the ESOP shall be allocated only cash.

     C. ESCROW. Buyer shall pay, when due, any principal and interest payments on the Note to NationsBank of Florida, N.A. or such other escrow agent reasonably acceptable to the parties (the "ESCROW AGENT"), to be held and released pursuant to the terms of the escrow agreement, in substantially the form attached hereto as Exhibit C (the "ESCROW AGREEMENT"). "ESCROW FUND" shall mean at any given time the amounts paid into escrow pursuant to this Section 2.3 and the Escrow Agreement, but not including any earnings on the amount held in escrow.

                                  ARTICLE III.

                                     CLOSING

     A. CLOSING. The purchase and sale of the Stock contemplated by this Agreement (the "CLOSING") shall take place at Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, P.A., 101 East Kennedy Boulevard, Suite 2700, Tampa, Florida 33602, on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to the transactions contemplated hereby, commencing at 9:00 a.m., local time on such date, or at such other date or time or other place as the parties may mutually agree upon in writing, such date being hereinafter referred to as the "CLOSING DATE." Upon consummation, the Closing shall be deemed to take place as of the opening of business on the Closing Date.

     B. DELIVERIES BY THE STOCKHOLDERS. At Closing, the Stockholders shall deliver to the Buyer the following:

          1. share certificates for the Stock owned by each Stockholder with fully executed assignments and signature guarantees, evidencing such Stock and any other documentation necessary or appropriate to effect the transfer of ownership thereof to Buyer free and clear of any liens, encumbrances, pledges, restrictions, agreements, claims or imperfections of any nature, in the form mutually agreed to by the parties;

          2. resignations of all of the present directors and officers of the Company;

          3. a copy of all charter documents of the Company and each subsidiary certified by the Secretary of State of their jurisdiction of incorporation as of a date not earlier than five (5) days prior to the Closing Date;

          4. certificates of active status for the Company and each subsidiary, certified by the Secretary of State of their jurisdiction of incorporation and the jurisdictions where the Company and each subsidiary are qualified to do business as of a date not earlier than three (3) days prior to the Closing Date;

          5. certificates of the Secretary of the Company and each subsidiary certifying the articles of incorporation, by-laws, minute books and stock record books of the Company and each subsidiary as of the Closing Date;

          6. certificates of each Stockholder certifying as to the continued accuracy of the representations and warranties and status of compliance with conditions precedent to the Closing;

          7. any third party consents required to be delivered pursuant to the terms of this Agreement and set forth on Schedule 4.2 hereto;

          8. a release from each Stockholder (other than the ESOP) releasing any rights, claims or causes of action which such Stockholder may have against the Company or any subsidiary, in substantially the form mutually agreed to by the parties;

          9. an opinion of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, P.A., counsel to the Company and the Stockholders, in substantially the form attached hereto as Exhibit E;

          10. marked-up Commitments or Title Policies and Surveys for the Real Estate, as hereinafter provided;

          11. estoppel certificates from each landlord with respect to each Real Estate Lease listed on Schedule 3.2;

          12. payoff letters and lien release documents from existing lenders;

          13. Consulting Agreement with Miles Lenhart in the form to be mutually agreed to by Buyer and Mr. Lenhart;

          14. any and all consents, certificates and other documents from the Company, the Stockholders and third parties requested by Buyer's lenders or other financing sources in connection with Buyer's financing of the purchase price for the Stock; and

          15. such other instruments, agreements or documents as may be necessary or appropriate to carry the transactions contemplated hereby.

     C. DELIVERIES BY THE ESOP TRUSTEE. At Closing, the ESOP Trustee shall deliver to the Buyer the following:

          1. share certificates for the Stock owned by the ESOP Trustee with fully executed assignments and signature guarantees, evidencing such Stock and any other documentation necessary or appropriate to effect the transfer of ownership thereof to Buyer free and clear of any liens, encumbrances, pledges, restrictions, agreements, claims or imperfections of any nature, in the form mutually agreed to by the parties;

          2. certificate of the ESOP Trustee certifying as to the continued accuracy of the representations and warranties by the ESOP Trustee hereunder and status of compliance with conditions precedent to the Closing;

          3. payoff letters and lien release documents from existing lenders;

          4. an opinion of an independent appraisal firm, satisfactory to Buyer, the Company and the ESOP Trustee to the effect that the sale of Stock described in Section 1.1 is fair to the ESOP and that the ESOP will receive adequate consideration (as such term is defined in ERISA).

          5. an opinion of counsel to the ESOP Trustee that the sale of Stock by the ESOP Trustee, and the ESOP Trustee's use of a portion of the sale proceeds to repay outstanding debt, comply with the terms of the ESOP and the related trust.

     D.  DELIVERIES BY BUYER.  At Closing, Buyer shall deliver the following:

          1. to the Stockholders and the ESOP Trustee, certified or bank cashier's checks or wire transfers (as the Stockholders and the ESOP Trustee may direct) to the accounts of the Stockholders and the ESOP Trustee as set forth in Schedule 2.2, in the aggregate amount of $30,000,000;

          2. to the Stockholders, the Short-Term Note, including the guaranty of Diamond attached thereto;

          3. to the Escrow Agent, the Note, including the guaranty of Diamond attached thereto; and

          4. to the Stockholders and the ESOP Trustee, such other instruments, agreements or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

     E. CLOSING AGREEMENTS. At Closing, the parties shall execute, acknowledge and deliver the following:

          1. the Stockholders, the Buyer and the Escrow Agent shall execute, acknowledge and deliver the Escrow Agreement; and

          2. such other instruments, agreements or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

                                  ARTICLE IV.

                    CERTAIN REPRESENTATIONS AND WARRANTIES BY
                      THE STOCKHOLDERS AND THE ESOP TRUSTEE

     The Stockholders and the ESOP Trustee severally and as to himself, herself or itself only and not as to any other Stockholder, hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as set forth below:

     A. AUTHORITY. Such Stockholder and the ESOP Trustee, respectively, has full capacity, right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All acts or proceedings required to be taken by such Stockholder to authorize the execution, delivery and performance of this Agreement, the documents to be delivered at Closing and all transactions contemplated hereby and thereby have been duly and properly taken.

     B. VALIDITY. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of such Stockholder and the ESOP Trustee, respectively, enforceable in accordance with their terms. Except as disclosed on Schedule 4.2 with respect to certain loans and liens to be discharged as of the Closing Date, the execution and delivery of this Agreement, the documents to be delivered at Closing and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of the Company, any subsidiary or such Stockholder and the ESOP Trustee, respectively, and are not prohibited by, do not violate or conflict with any provision of, do not constitute a default under or a breach of and do not impair any rights under (a) the charter or by-laws of the Company, any subsidiary or such Stockholder and the ESOP Trustee, respectively, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which the Company, any subsidiary or such Stockholder or the ESOP Trustee is a party or by which the Company, any subsidiary or such Stockholder or the ESOP Trustee or any of their respective assets are bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any federal, state or local law, rule, regulation, judgment, code, ruling, statute, order, ordinance or other requirement (collectively, "LAWS") applicable to the Company, any subsidiary or such Stockholder or the ESOP Trustee, respectively. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by such Stockholder and the ESOP Trustee, respectively, of this Agreement, the documents to be delivered at Closing or the consummation by such Stockholder and the ESOP Trustee, respectively, of the transactions contemplated hereby and thereby, except as set forth on Schedule 4.2 and for filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations thereunder (the "HSR ACT").

     C. OWNERSHIP OF STOCK. Such Stockholder and the ESOP Trustee, respectively, has good, marketable and indefeasible title to all of the Stock and the absolute right, power and capacity to sell, assign, transfer and deliver all right, title and interest both legal and equitable, in and to the Stock registered in its name as set forth in Schedule 4.3, to Buyer, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind, except as disclosed on Schedule 4.2 with respect to certain liens to be discharged as of Closing.

                                   ARTICLE V.

                           GENERAL REPRESENTATIONS AND
                         WARRANTIES BY THE STOCKHOLDERS

     The Stockholders, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as set forth below:

     A. DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. The Company is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except where the failure(s) to be so licensed, registered or qualified, in the aggregate, would not have a material adverse effect upon its business or assets.
Schedule 5.1 sets forth each state or other jurisdiction in which the Company is licensed or qualified to do business. The Company has delivered to Buyer an accurate, correct and complete copy of its charter and by-laws and each agreement, trust, proxy or other arrangement among its Stockholders. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by the Company of this Agreement, the documents to be delivered at Closing or the consummation by the Company of the transactions contemplated hereby and thereby, except as set forth on Schedule 5.1 and for filings required under the HSR Act.

     The books of account and other financial records of the Company and each subsidiary are accurate, correct and complete and have been maintained in accordance with good business practices. The minute books and stock records of the Company and each subsidiary contain accurate, correct and complete records of all meetings, accurately reflect all other material corporate action of the Stockholders and directors and any committees of the board of directors of the Company and each subsidiary and accurately reflect the ownership of the Company and each subsidiary.

     B. SUBSIDIARIES. 1. Except as set forth in Schedule 5.2, the Company does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity. Schedule 5.2 sets forth the state or other jurisdiction of incorporation or organization of each subsidiary, and each state or other jurisdiction in which such subsidiary is licensed or qualified to do business. Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each subsidiary has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. Each subsidiary is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except where the failure(s) to be so licensed, registered and qualified, in the aggregate, would not have a material adverse effect upon its business or assets.

     2. The capitalization, including debt and equity, of each subsidiary is accurately set forth in Schedule 5.2. All outstanding shares of capital stock of each subsidiary (the "SUBSIDIARY SHARES") are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive, subscription or other right of any person to acquire securities of any subsidiary and constitute in the aggregate all the issued and outstanding capital stock of all classes of the subsidiaries. The Company is the record and beneficial owner of the Subsidiary Shares. There is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call or agreement relating to the Subsidiary Shares or other obligation or commitment of any subsidiary to issue any shares of capital stock. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any Subsidiary Shares. The Company has good, marketable and indefeasible title to all of the Subsidiary Shares, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

     C. CAPITAL STOCK. 1. The Company's entire equity capital consists of 2,500,000 authorized shares of Common Stock, $1.00 par value per share, of which 308,567 shares are issued and outstanding and all of which are owned beneficially and of record by the Stockholders. The capitalization, including debt and equity, of the Company is accurately described in the financial statements set forth in Schedule 5.5. All outstanding shares of Stock are and all previously issued shares of capital stock of the Company not currently outstanding were, duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive, subscription or other right of any person to acquire securities. The Stock constitutes in the aggregate all the issued and outstanding capital stock of all classes of the Company. There are no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call or agreement (other than this Agreement) relating to the Stock or any capital stock or other obligation or commitment (contingent or otherwise) to issue, repurchase or otherwise acquire or retire any shares of capital stock of the Company. All shares of the Company's capital stock, whether or not currently outstanding, were issued in compliance (and if reacquired or cancelled by the Company, reacquired or cancelled in compliance) with all Laws, including securities Laws. Except as set forth on Schedule 5.3, there are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any Stock. Except as set forth on Schedule 5.3, there are no restrictions affecting the transferability of the Stock. Except as listed on Schedule 5.3, the Company has not lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, any Stockholder or any other person.

     2. Upon the completion of the transactions contemplated hereby, Buyer will have good and marketable title to and ownership of the Stock free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

     D. TRANSACTIONS WITH AFFILIATES. Since November 1, 1995, there have not been any dividends or other distribution of assets by the Company or any subsidiary which have been declared or effected. Except as set forth in
Schedule 5.4, no Affiliate:

          1. owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of the Business;

          2. has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, the Company or any subsidiary;

          3. has any interest in or owns any property or right used in the conduct of the Business;

          4. is a party to any contract, lease, agreement, arrangement or commitment used in the Business; or

          5. received from or furnished to the Company or any subsidiary any goods or services.

The term "AFFILIATE" shall mean any Stockholder, any officer or director of the Company or a subsidiary, any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any Stockholder or any officer or director of the Company or any subsidiary. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

     E. FINANCIAL STATEMENTS. The financial statements of the Company for the three years ended October 30, 1997 attached hereto as Schedule 5.5 (collectively, the "FINANCIAL STATEMENTS") are and the Monthly Financial Statements (as hereinafter defined) will be (a) accurate, correct and complete in all material respects, (b) in accordance with the books of account and records of the Company and its subsidiaries, (c) present fairly the financial condition and results of operations of the Company and its subsidiaries as of the dates and for the periods indicated and (d) are prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby ("GAAP"). Taxes (as hereinafter defined) are reflected in the Financial Statements, including the balance sheet for the year ended October 30, 1997, in accordance with Financial Accounting Standards
109. The books of account and other records (financial and otherwise) of the Company, its subsidiaries and the Business are in all material respects complete and correct and are maintained in accordance with good business practices and are accurately reflected on the Financial Statements and the Monthly Financial Statements.

     F. INTERIM CHANGE. Except as set forth in Schedule 5.6, since October 30, 1997, the Company and the subsidiaries have operated the Business only in the ordinary course, consistent with past practices, and there has not been:

          1. any adverse change in the financial condition, assets, liabilities (fixed or contingent), personnel, prospects or business affairs of the Company, a subsidiary or the Business or in its relationships with suppliers, vendors, customers, lessors, employees or others (in each case, as a group or class) nor has there been the occurrence of any event or condition which would reasonably be expected to have such an effect;

          2. any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or assets of the Company or any subsidiary;

          3. any forgiveness, cancellation or waiver of any rights of the Company or a subsidiary as to the Business;

          4. any disposition of assets of the Company or a subsidiary, other than sales of inventory in the ordinary course of business on terms consistent with past practice;

          5. any event or condition of any character materially adversely affecting the Business or assets of the Company or any subsidiary;

          6. any increase in the compensation or benefits payable or to become payable by the Company or a subsidiary (other than for general increases applicable to most employees in an amount consistent with past practice);

          7. any declaration, authorization or payment of dividends or distributions to any Stockholder;

          8. any issuance or repurchase by the Company of any shares of its capital stock other than repurchases pursuant to the provisions of the ESOP as a result of the exercise by ESOP participants of certain put rights; provided that Buyer is given prior written notice at least 10 days before any repurchase;

          9. any grant by the Company of any option to purchase shares of capital stock;

          10. any change in credit practices as to customers of the Business; or

          11. any incurrence of any security interest, lien, charge, encumbrance or claim on, or any material damage or loss to, the Company, its subsidiaries or the Business.

Since October 30, 1997, neither the Company nor any subsidiary has incurred or become subject to, or agreed to incur or become subject to, any liability or obligation, contingent or otherwise, except current liabilities and contractual obligations in the ordinary course of business and in amounts consistent with past practices. Except as set forth in Schedule 5.6, since October 30, 1997, there has not been any agreement, commitment or understanding by the Company, any subsidiary or the Stockholders to do any of the foregoing.

     G. ACCOUNTS RECEIVABLE. The Company has delivered to Buyer an accurate, correct and complete aging of all outstanding accounts receivable of the Company and its subsidiaries (the "ACCOUNTS RECEIVABLE") as of October 30, 1997. All outstanding Accounts Receivable are due and valid claims against account debtors for goods or services delivered or rendered, expected to be collectible in full in accordance with their respective terms and subject to no defenses, offsets or counterclaims, except as reserved against on the Financial Statements. All Accounts Receivable arose in the ordinary course of business. Except as set forth on Schedule 5.7, no Accounts Receivable are subject to prior assignment, claim, lien or security interest. Where receivables arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of the Company or any subsidiary have been properly filed and recorded except where failure to do so would not have a material adverse effect on the collectibility and value of the Accounts Receivable in the aggregate. Schedule 5.7 contains an accurate, correct and complete list of the names and addresses of all banks and financial institutions in which the Company or any subsidiary has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, lock box or other arrangement for the collection of Accounts Receivable, with the names of all persons authorized to draw or borrow thereon or to obtain access thereto.

     H. INVENTORY. All inventories reflected on the Financial Statements delivered to Buyer are (a) properly valued at the lower of cost or market value in the manner described in Note 2 to the Financial Statements in accordance with GAAP; (b) of good and merchantable quality and contain no material amounts that are not salable and usable for the purposes intended in the ordinary course of the Business and meet the current standards and specifications of the Business and are not obsolete; (c) in conformity with warranties customarily given to purchasers of like products; and (d) at levels adequate and not excessive in relation to the circumstances of the Business and in accordance with past inventory stocking practices. All inventories disposed of subsequent to October 30, 1997, have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice.

     I. INSURANCE. Schedule 5.9 sets forth an accurate and complete list and summary description (including name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds ("INSURANCE") maintained by the Company or a subsidiary or in which the Company or a subsidiary is a named insured. To the Company's knowledge, all Insurance has been issued by financially sound insurance companies under valid and enforceable policies or binders for the benefit of the Company and its subsidiaries, and all such policies or binders are in such types and in full force and effect and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Business. Except as set forth on Schedule 5.9, there are no pending or asserted claims against any Insurance as to which any insurer has denied liability or reserved rights, and there are no claims under any Insurance that have been disallowed or improperly filed within the last three fiscal years.
Schedule 5.9 sets forth the claims experience for the last three full fiscal years and the interim period through the date hereof with respect to the Company and its subsidiaries (both insured and self-insured). No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any insurance has been received by the Company within the last three fiscal years. Neither the Company nor the Stockholders have any knowledge of any facts or the occurrence of any event which (i) reasonably might form the basis of any claim against the Company or a subsidiary relating to the conduct or operations of the Business which will materially increase the insurance premiums payable under any insurance, (ii) otherwise could reasonably be expected to increase the insurance premiums payable under any insurance, or (iii) reasonably could be expected to lead to a retroactive premium adjustment.

     J. TITLE TO ASSETS. The Company or a subsidiary is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the owned assets (other than the "REAL ESTATE" as defined in Section 5.11) used in and related to the Business, located on their premises, shown on the Financial Statements or acquired after the date hereof. Except as set forth in Schedule 5.10, none of the assets (other than the Real Estate) which the Company or a subsidiary purports to own are subject to (a) any title defect or objection; (b) any contract of lease, license or sale; (c) any security interest, mortgage, pledge, lien, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, except those disclosed in the Financial Statements and except minor liens and encumbrances which do not materially detract from the value or interfere with the present use thereof; (d) any royalty or commission arrangement; or (e) any claim, covenant or restriction. The assets are in good operating condition and repair (reasonable wear and tear excepted), are not obsolete, are suitable for the purposes for which they are presently being used, and are adequate to meet all present and reasonably anticipated future requirements of the Business as presently conducted. The assets (other than the Real Estate) will furnish Buyer with all of the capacity and rights to manufacture, produce, develop, use, sell, distribute, install and service the products and to perform the same services in the same manner as presently being manufactured or performed by the Company.

     K. REAL ESTATE. 1. Schedule 5.11(a)(i) sets forth an accurate, correct and complete list of each parcel of real property owned by the Company or its subsidiaries (the "OWNED REAL ESTATE"), including a street address, and/or legal description and a list of all material unrecorded contracts and agreements, oral or written, relating to or affecting the Owned Real Estate or any interest therein (the "OWNED REAL ESTATE AGREEMENTS"). The Company has delivered to Buyer accurate, correct and complete copies (or abstracts of oral agreements) of all Owned Real Estate Agreements. The Owned Real Estate and the real property subject to Real Estate Leases (as hereinafter defined) is collectively referred to as the "REAL ESTATE." Except as shown or reflected in the Commitments (as hereinafter defined) and as set forth in Schedule 5.11(a)(ii) and the Surveys, the Company or a subsidiary is the sole and exclusive legal and equitable owner of all right, title and interest in and has good, marketable and insurable title in fee simple absolute to, and is in possession of, all Owned Real Estate, including the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments (other than assessments not yet due and payable), and further, to the knowledge of the Company without having conducted title searches and surveys other than the Commitments and Surveys, free and clear of easements (other than utility easements), rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens other than for taxes and assessments not yet due and payable. All material unrecorded contracts, agreements and undertakings affecting the Owned Real Estate are set forth in Schedule 5.11(a)(iii) and are legally valid and binding and in full force and effect, and, to the knowledge of the Company, there are no defaults, offsets, counterclaims or defenses thereunder, and the Company has received no notice of default, offset, counterclaim or defense under any such contracts or agreements,

     2. Except as shown or reflected on the Survey (as hereinafter defined), to the knowledge of the Company, no Owned Real Estate is located within a flood or lakeshore erosion hazard area. Neither the whole nor any portion of any Owned Real Estate nor, to the knowledge of the Company, any of the Real Estate subject to Real Estate Leases, has been condemned, requisitioned or otherwise taken by any public authority. No notice of any such condemnation, requisition or taking has been received by the Company. To the knowledge of the Company, no such condemnation, requisition or taking is threatened or contemplated. The Company has no knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Estate, except as may be shown or reflected in the Commitments.

     3. To the knowledge of the Company, and subject to or excepted as provided in Section 5.24 below (i) the Real Estate is in compliance with all applicable zoning, building, health, fire, water, use or similar Laws, and (ii) the zoning of each parcel of Real Estate permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the Business as presently conducted thereon. The Company or a subsidiary has all licenses, certificates of occupancy, permits and authorizations required to operate the Business and utilize the Real Estate. To the knowledge of the Company, the Company or a subsidiary has all easements and rights necessary to conduct the Business, including easements for all utilities, services, roadway, railway and other means of ingress and egress. To the knowledge of the Company, the Company or a subsidiary has all rights to any off-site facilities necessary to ensure compliance in all material respects with all zoning, building, health, fire, water, use or similar Laws. To the knowledge of the Company, no fact or condition exists which has resulted or would result in the termination or impairment of access to the Real Estate or discontinuation of sewer, water, electric, gas, telephone, waste disposal or other utilities or services. To the knowledge of the Company and except as set forth on Schedule 5.24, the facilities servicing the Real Estate are in full compliance with all Laws.

     4. The Company has delivered or made available to Buyer accurate, correct and complete copies of all existing title insurance policies, title reports and surveys, if any, in possession or control of the Company, with respect to each parcel of Owned Real Estate.

     L. REAL ESTATE LEASES. Schedule 5.12 sets forth an accurate, correct and complete list of all real property leased or subleased by the Company or its subsidiaries as a tenant or subtenant, including identification of the lease or sublease, street address and list of all material contracts, agreements, leases, subleases, options and other occupancy agreements, oral or written, affecting such leased Real Estate or any interest therein to which the Company or a subsidiary is a party as a tenant, subtenant or occupant or by which any of their interests in real property is bound (the "REAL ESTATE LEASES"). The Company or its subsidiaries have been in peaceable possession of the premises covered by each Real Estate Lease since the commencement of the original term of such Real Estate Lease. The Company has delivered to Buyer accurate, correct and complete copies of each Real Estate Lease. At the Closing, the Company shall deliver to Buyer any consents or approvals of any parties required in connection with the transactions contemplated hereby with respect to the Real Estate Leases listed on Schedule 3.2.

     M. INTELLECTUAL PROPERTY. Schedule 5.13 sets forth an accurate, correct and complete list and summary description of all patents, trademarks, trademark rights, trade names, trade styles, trade dress, product designations, service marks, copyrights and applications for any of the foregoing utilized in the Business or in which the Company or a subsidiary has an interest (the "INTELLECTUAL PROPERTY"). During the preceding five (5) years, neither the Company nor any subsidiary has been known by or done business under any name other than those listed in Schedule 5.13. Schedule 5.13 sets forth an accurate, correct and complete list and summary description of all licenses and other agreements relating to any Intellectual Property. None of the Intellectual Property is subject to any extensions, renewals, taxes or fees due within ninety
(90) days after Closing. Except as set forth in Schedule 5.13, (a) the Company or a subsidiary is the sole and exclusive owner and has the sole and exclusive right to use the Intellectual Property; (b) no action, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened with respect to the Intellectual Property; (c) none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others or, to the knowledge of the Company, is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; (e) neither the Company nor any subsidiary has agreed to indemnify any person for or against any infringement of or by the Intellectual Property; (f) neither the Company nor the Stockholders have knowledge of any patent, invention or application therefor or similar property which would infringe upon any of the Intellectual Property or render obsolete or adversely affect the manufacture, processing, distribution or sale of products or services relating to the Business; (g) all items of Intellectual Property are properly registered under applicable Law; and (h) the Intellectual Property constitutes all such assets, properties and rights which are used in or necessary for the conduct of the Business as it is being conducted as of the date hereof. The operation of the Business by the Buyer after the Closing in the manner and geographic areas in which the Business is currently conducted by the Company and the subsidiaries will not interfere with or infringe upon any patent or trademark or any asserted rights of others with respect to the current trade dress or packaging of any products. Neither the Company nor any subsidiary is subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, or has entered into or is a party to any contract which restricts or impairs the use of any Intellectual Property.

     N. TRADE SECRETS. Schedule 5.14 sets forth an accurate and correct list and summary description of all material information in the nature of know-how, trade secrets or proprietary information which provides the Company or its subsidiaries with an advantage over competitors who do not know or use it, including formulae, patterns, molds, tooling, inventions, industrial models, processes, designs, devices, engineering data, cost data, compilations of information, copyrightable material and technical information, if any, relating to the Business (the "TECHNICAL INFORMATION"). Except as set forth on Schedule 5.14, all Technical Information:

          1. is owned solely and exclusively by the Company or its subsidiaries, and the Company or a subsidiary is solely responsible for the development of such Technical Information;

          2. is fully and completely documented and readily usable by Buyer; and

          3. has been continuously maintained in confidence by taking reasonable precautions to protect the secrecy of all Technical Information and prevent disclosure to unauthorized parties.

All Technical Information and any copies thereof shall be delivered to Buyer at Closing. Neither the Company nor the Stockholders have knowledge of any violation of any trade secret rights or copyrights with respect to such Technical Information.

     O. CUSTOMERS AND SUPPLIERS. All contracts or agreements with customers and suppliers of the Business were entered into by or on behalf of the Company or its subsidiaries in the ordinary course of business at usual and normal quantities, prices and terms. Schedule 5.15 sets forth an accurate, correct and complete list of the 25 largest customers and 25 largest suppliers of the Business, determined on the basis of revenues from items sold (with respect to customers) or costs of items purchased (with respect to suppliers) for each of the fiscal years ended November 3, 1995 and November 1, 1996 and October 30, 1997. Neither the Company nor the Stockholders have any reason to believe that any customer or supplier will cease to do business or materially reduce their business with the Company or any subsidiary after, or as a result of, the consummation of any transactions contemplated hereby or that any customer or supplier is threatened with bankruptcy or insolvency. The Company does not know of any fact, condition or event which would adversely affect its relationship with any customer or supplier.

     P.  EMPLOYEES.

     1. CONTRACTS. Schedule 5.16 sets forth an accurate, correct and complete list and summary description of all agreements, arrangements or understandings with the employees of the Company and its subsidiaries regarding services to be rendered, terms and conditions of employment, compensation, bonus, commission, profit sharing, stock options, severance, termination, golden parachute or other similar agreements (the "EMPLOYMENT CONTRACTS").

     2. COMPENSATION. The Company has provided to Buyer an accurate, correct and complete list of all employees of the Company and its subsidiaries, including name, title or position, the present annual compensation (including bonuses, commissions and deferred compensation) and years of service.
Schedule 5.16 sets forth an accurate, correct and complete list of each employee who may become entitled to receive supplementary retirement benefits or allowances, whether pursuant to a contractual obligation or otherwise, and the estimated amounts of such payments. Since November 1, 1997, the Company has not
(i) paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind, including any severance or termination pay, to any present or former officer or employee, (ii) made any general wage or salary increases or (iii) increased or altered any other benefits or insurance provided to any employee. No employee is eligible for payments that would constitute "PARACHUTE PAYMENTS" under Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE").

     3. LABOR RELATIONS. There are no controversies pending or, to the knowledge of the Company, threatened involving any group of employees, except individual grievances under any collective bargaining agreement which, in the aggregate, are not material. Neither the Company nor a subsidiary has suffered or sustained any work stoppage and no such work stoppage is threatened. No union organizing or election activities involving any nonunion employees of the Company or any subsidiary are in progress or threatened. Neither the Company nor the Stockholders is aware of any reason why any employee of the Company or any subsidiary would not continue employment after consummation of the transactions contemplated hereby.

     4. COMPLIANCE. The Company and each subsidiary has complied with all Laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, occupational health and safety, severance, collective bargaining and the payment of social security and other taxes.

     Q.  EMPLOYEE BENEFIT PLANS.

     1. BENEFIT PLANS. Schedule 5.17(a) sets forth an accurate, correct and complete list and summary description of all "WELFARE BENEFIT PLANS" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "EMPLOYEE PENSION BENEFIT PLANS" (as defined in Section 3(2) of ERISA), bonus, profit sharing, deferred compensation, incentive or other compensation plans or arrangements, and other employee fringe benefit plans, whether funded or unfunded, qualified or unqualified (all the foregoing being herein called "BENEFIT PLANS") maintained or contributed to by the Company or any subsidiary or any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) for the benefit of any of its officers, employees or other persons. The Company has delivered to Buyer accurate, correct and complete copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 and attached Schedule B (including any related actuarial valuation report), if any, filed with the Internal Revenue Service with respect to any Benefit Plan, (if any such report was required), (iii) each trust agreement and group annuity contract relating to any Benefit Plan, (iv) certified financial statements and actuarial reports in the possession of the Company and/or its agents and representatives or which information is otherwise known by the Company to exist, (v) attorney's response to an auditor's request for information in the possession of the Company and/or its agents and representatives or which information is otherwise known by the Company to exist, (vi) collective bargaining agreements or other such contracts,
(vii) each ruling letter in the possession of the Company and/or its agents and representatives or which information is otherwise known by the Company to exist or any outstanding ruling request by the Company on the tax exempt status of any voluntary employees' beneficiary association ("VEBA") implementing a Benefit Plan, (viii) each general notification to employees of their rights under
Section 4980B of the Code and any other such correspondence indicating compliance with said Section 4980B, and (x) all documents evidencing loans to any Benefit Plan that is an employee stock ownership plan.

     2. FUNDING. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to, and payments from, the Benefit Plans have been or will be paid prior to the Closing Date or, will be accrued on the Financial Statements in accordance with GAAP. With respect to each Benefit Plan which is subject to Title I, Subtitle B, Part 3 of ERISA, the funding method used in connection with such Benefit Plan is acceptable under ERISA and the actuarial assumptions used in connection with funding such Benefit Plan, in the aggregate, are reasonable. Schedule 5.17(b) sets forth as of October 30, 1997
(i) the actuarial present value (based upon the same actuarial assumptions as those heretofore used for funding purposes) of all vested and nonvested (but without any assumption that nonvested accrued benefits have become nonforfeitable) accrued benefits (whether on account of retirement, termination, death or disability) under such Benefit Plan, (ii) if such Benefit Plan uses a benefit accrual formula having reference to final earnings, the actuarial present value of the benefits under such Benefit Plan as calculated in (i), but based upon projected earnings increases of five percent per annum, (iii) the actuarial present value (based upon the same actuarial assumptions, other than turnover assumptions, as those heretofore used for funding purposes) of vested benefits under such Benefit Plan, (iv) the net fair market value of the assets held to fund such Benefit Plan, (v) the funding method used in connection with such Benefit Plan, (vi) the amount and plan year of any "ACCUMULATED FUNDING DEFICIENCY" as defined in Section 302(a)(2) of ERISA which exists with respect to any plan year of such Benefit Plan, and (vii) the amount of an employee contributions under such Benefit Plan. With respect to each Benefit Plan, including an "INDIVIDUAL ACCOUNT PLAN" (as defined in Section 3(34) of ERISA),
Schedule 5.17(b) sets forth (A) the amount of any liability of the Company or any subsidiary for contributions due with respect to such Benefit Plan as of the Closing Date and as of the end of any subsequent plan year ending prior to the Closing, and the date any such amounts were paid, and (B) the amount of any contribution paid with respect to such Benefit Plan for the plan year in which the Closing occurs. As of the most recent valuation date for each funded Benefit Plan that is a defined benefit pension plan, the present value of the accrued benefits (as computed by the actuaries for such Benefit Plan using the actuarial assumptions in effect for such purposes as reflected in the most recent actuarial report or valuation for such Benefit Plan) of all participants and former participants in such Benefit Plan did not, and as of the Closing Date such present value will not, exceed the fair market value of its assets.

     3. COMPLIANCE WITH THE CODE AND ERISA. The Company and the subsidiaries and each Benefit Plan (and any related trust agreement or annuity contract or any other funding instrument) comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage and Section 4980B relating to health coverage continuation), and all other applicable Laws; and all necessary governmental approvals for the Benefit Plans have been obtained. Except as set forth in Schedule 5.17(c), the Benefit Plans that are pension benefit plans have received determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost.

     4. ADMINISTRATION. Each Benefit Plan has been administered to date in compliance with its terms and with the requirements of the Code and ERISA. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in Schedule 5.17(d), there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, nor, to the knowledge of the Company, are there any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. Future compliance with the requirements of ERISA as in effect on the Closing Date or any collective bargaining agreements to which the Company or any subsidiary is a party will not result in any increase in the rate of benefit accrual under any Benefit Plan. The Company's Financial Statements reflect all of the Company's employee benefit liabilities in a manner satisfying the requirements of FAS 87, 88 and 106. No event has occurred and no condition exists under any Benefit Plan that would subject the Company, any subsidiary or Buyer to any tax under Code Sections 4971, 4972, 4977, 4976, 4979A, 4980B, 4980D, 4980E or 4979 or to a fine under ERISA Section 502(c). All forms, documents and other materials required to be filed have been filed with the Securities and Exchange Commission or otherwise distributed as required by the Securities Act of 1933, as amended. There are no leased employees (as defined in Section 414(l) of the Code) that must be taken into account under any Benefit Plan. The purchase and sale of the Stock as described in Article I shall not subject the Stockholders, the Company, any subsidiary or Buyer to any tax under Sections 4978, 4978B or 4979A of the Code.

     5.  PROHIBITED TRANSACTIONS.  No "PROHIBITED TRANSACTION" (as defined in
Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Benefit Plan and which could subject the Company, a subsidiary or any of their respective employees, or a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA. Except as set forth on Schedule 5.17(e), no Benefit Plan has been terminated. Neither the Company nor any subsidiary nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject the Company, any subsidiary or Buyer to any liability for breach of fiduciary duty under ERISA or any other applicable law.

     6. OTHER PLANS. Schedule 5.17(f) sets forth an accurate, correct and complete list and summary description of each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under a previous subsection to be set forth in any other Schedule to Section 5.17 (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or a subsidiary.

     7. LIABILITIES TO PBGC. The Company and each subsidiary have paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Pension Benefit Plan and each plan year thereof for which such premiums are required. There has been no "REPORTABLE EVENT" (as defined in Section 4043(c) of ERISA and the regulations of the PBGC under such Section) with respect to any Pension Benefit Plan subject to Title IV of ERISA. Except as set forth on
Schedule 5.17(g), no liability to the PBGC has been incurred by the Company or any subsidiary or any corporation or other trade or business under common control with the Company or any subsidiary (as determined under Section 414(b) or (c) of the Code) ("COMMON CONTROL ENTITY") on account of any termination of an employee pension benefit plan subject to Title IV of ERISA. Except as set forth on Schedule 5.17(g), no filing has been made by the Company or any Common Control Entity with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any employee pension benefit plan subject to Title IV of ERISA maintained, or wholly or partially funded, by the Company or any Common Control Entity. Neither the Company nor any subsidiary nor any Common Control Entity has (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (iii) ceased making contributions on or before the Closing Date to any employee pension benefit plan subject to Section 4064(a) of ERISA to which the Company or any Common Control Entity made contributions during the five (5) years prior to the Closing Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA). Except as set forth on Schedule 5.17(g), no Benefit Plan subject to Title IV of ERISA has incurred any material liability to the PBGC other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by
Section 412 of the Code, and no Benefit Plan has an "ACCUMULATED FUNDING DEFICIENCY" within the meaning of Section 412(a) of the Code as of the most recent plan year. The Company has furnished to Buyer the most recent actuarial report or valuation with respect to each Benefit Plan that is a "DEFINED BENEFIT PENSION PLAN" (as defined in Section 3(35) of ERISA). The information supplied to the actuary by the Company and the subsidiaries for use in preparing those reports or valuations was complete and accurate and neither the Company nor the Stockholders have reason to believe that the conclusions expressed in those reports or valuations are incorrect.

     8. MULTI-EMPLOYER PLANS. At no time has the Company or any subsidiary been required to contribute to any "MULTI-EMPLOYER PENSION PLAN" (as defined in Section 3(37) of ERISA) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or announced an intention to withdraw, but not yet completed such withdrawal, from any multi-employer pension plan.

     9. VALIDITY AND ENFORCEABILITY. All Welfare Benefit Plans, Pension Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments) and all plans, agreements, arrangements and commitments referred to in this Section are legally valid and binding and in full force and effect.

     10. PRIOR EMPLOYEES. No Benefit Plan provides medical or life insurance benefits to current or future retired or terminated employees, their spouses or dependents (except as required by Section 4980B of the Code).

     R. LICENSES AND PERMITS. Schedule 5.18 contains an accurate, correct and complete list and summary description of each license, permit, certificate, approval, exemption, franchise, registration, variance, accreditation or authorization currently issued to the Company and its subsidiaries or that are known by the Company to be required in the future in connection with its current operations and the operations of the Company as contemplated by the Company's 1998 budget, a copy of which has been provided to Buyer (collectively, the "LICENSES AND PERMITS"). The Licenses and Permits are valid and in full force and effect and there are not pending, or, to the knowledge of the Company, threatened, any proceedings which could result in the termination, revocation, limitation or impairment of any License or Permit. The Company and its subsidiaries have all licenses, permits, certificates, approvals, franchises, registrations, accreditations and other authorizations as are necessary or appropriate in order to enable them to own and conduct the Business as it is presently conducted and to own, occupy and lease their real property and no third party has asserted that others are required. All Licenses and Permits will continue to be in full force and effect after the consummation of the transactions contemplated hereby. Except as disclosed in Section 5.24, no violations have been recorded in respect of any Licenses and Permits, and there is no meritorious basis therefor.

     S. MATERIAL CONTRACTS. Schedule 5.19 sets forth an accurate, correct and complete list of all instruments, commitments, agreements, arrangements and understandings to which the Company or any subsidiary is a party or bound, or by which any of their assets are subject or bound, or pursuant to which the Company or any subsidiary is a beneficiary, meeting any of the descriptions set forth below (the "MATERIAL CONTRACTS"):

          1. Real Estate Leases, Insurance, licenses of Intellectual Property, Technical Information, Employment Contracts, Benefit Plans and Licenses and Permits;

          2. any contract for capital expenditures or for the purchase of goods or services in excess of $50,000;

          3. any purchase order, agreement or commitment obligating the Company or any subsidiary to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;

          4. any financing agreement or other agreement for borrowing money, any instrument evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $50,000 (excluding normal trade payables), or any instrument guaranteeing any indebtedness, obligation or liability;

          5. any joint venture, partnership, cooperative arrangement or any other agreement involving a sharing of profits;

          6. any contract with any government or any agency or instrumentality thereof;

          7. any contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

          8.  any distribution, license or royalty agreement;

          9.  any power of attorney, proxy or similar instrument;

          10. any contract for the purchase or sale of any assets of the Company or any subsidiary (whether or not completed) other than in the ordinary course of business or granting an option or preferential rights to purchase or sell any assets;

          11. any contract to indemnify any party or to share in or contribute to the liability of any party;

          12. any contract containing covenants not to compete in any line of business or with any person in any geographical area;

          13. any contract relating to the acquisition of a business or the equity of any other person (whether or not completed);

          14. any contract relating to the purchase or sale of a portion of its requirements or output;

          15. any other contract, commitment, agreement, arrangement or understanding related to the Business (other than those excluded by an express exception from the descriptions set forth in the subsections above) which provides for payment or performance by either party thereto having an aggregate value of $50,000 or more (unless terminable without payment or penalty on sixty (60) days (or less) notice); and

          16. any proposed arrangement of a type that if entered into would be a Material Contract.

Accurate, correct and complete copies of each Material Contract have been delivered to the Buyer. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. Each party has complied with all material commitments and obligations on its part to be performed or observed under each Material Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Material Contract by the Company or any subsidiary, or, to the knowledge of the Company, by any other party. The Company has not received or given notice of an intention to cancel or terminate a Material Contract or to exercise or not exercise options or rights under a Material Contract. Neither the Company nor any subsidiary has received any notice of a default, offset or counterclaim under any Material Contract, or any other communication calling upon the Company or any subsidiary to comply with any provision of any Material Contract or ascertaining noncompliance. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of a Material Contract following the Closing, and the Company will have and may enjoy and enforce all rights and benefits under each Material Contract in the same manner as if the transactions contemplated hereby were not consummated. Except as set forth on Schedule 5.19, there is no security interest, lien, encumbrance or claim of any kind on the Company's or any subsidiary's interest under any Material Contract. Except with respect to environmental matters, the Company does not have any other undischarged obligations, liabilities or commitments nor is it subject to any pending claim under the Asset Purchase Agreement Relating to the Assets of Southeastern Galvanizing by and between Industrial Galvanizers America, Inc. ("PURCHASER") and Reeves Southeastern Corporation ("SELLER") dated March 1, 1996, the Environmental Indemnification Agreement by and between Purchaser and Seller dated March 1, 1996, the $3.0 million Promissory Note from Purchaser to Seller dated March 1, 1996 (the "DELTA NOTE") and any and all ancillary agreements and instruments related thereto (collectively, the "GALVANIZING AGREEMENT").

     T.  TAXES.

     1. FILINGS. The Company, each subsidiary and any partnership or trust in which any such corporation directly or indirectly owns an interest (collectively, the "TAXPAYERS") have filed, all returns, declarations and reports and all information returns and statements (collectively, "RETURNS") required to be filed or sent with respect to all foreign, federal, state, county, local and other taxes of every kind and however measured, including income, gross receipts, excise, franchise, property, value added, import duties, employment, social security, medicare, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon (collectively, "TAXES") for any period ending on or before the Closing Date. As of the time of filing, the Returns correctly reflected the income, business, assets, operations, activities and status of the relevant Taxpayers and any other information required to be shown thereon. Each Taxpayer has timely paid or if payment is not yet due, has made provision for all Taxes shown as due and payable on its Returns required to be filed or sent prior to the date hereof and will timely pay all Taxes that will be shown as due and payable on its Returns required to be filed or sent after the date hereof. All required Tax estimates, deposits, prepayments and similar reports or payments for current periods have been properly made. No Taxpayer is delinquent in the filing of any Return or the payment of any Tax or has requested any extension of time within which to file any Return. The Company has delivered to Buyer accurate, correct and complete copies of all federal and state income tax Returns for the last five (5) fiscal years.

     2. COMPLIANCE. The Company and each subsidiary have obtained all appropriate sales Tax exemption certificates for all sales made without charging or remitting a sales Tax. Each Taxpayer has withheld amounts from employees and others working in the Business, as required under applicable Law, and has filed all Returns with respect to employee income Tax withholding and social security and unemployment Taxes in compliance with the tax withholding provisions of the Code and other applicable foreign, Federal, state or local Laws.

     3. DISPUTES. There are no Tax liens on any assets of any Taxpayer and no basis exists for the imposition of any such liens. No adjustment of or deficiency for any Tax or claim for additional Taxes has been proposed, threatened, asserted or assessed against any Taxpayer or any member of any affiliated or combined group of which any Taxpayer is or was a member for which the Company or any subsidiary could be liable. No Taxpayer has any dispute with any taxing authority as to Taxes of any nature. There are no audit examinations being conducted or threatened, and there is no deficiency or refund litigation or controversy in progress or threatened, with respect to any Taxes previously paid by any Taxpayer or with respect to any Returns previously filed by or on behalf of any Taxpayer. No Taxpayer has any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes. There are in effect no powers of attorney or other authorizations to any persons to represent any Taxpayer with respect to any Tax. No consent, agreement or other undertaking has been filed by any Taxpayer to have the provisions of Section 341(f) of the Code apply. The Company and the subsidiaries have not been included in any unitized, affiliated, combined or otherwise consolidated Returns filed by any Taxpayer.

     4. ADEQUACY OF RESERVES. The Company's balance sheet for the year ended October 30, 1997, contains adequate accruals for all Taxes for all periods ending on or prior to such date.

     U. PRODUCT WARRANTY. All products manufactured, processed, distributed, shipped or sold by the Company and its subsidiaries and any services rendered by them have been in conformity in all material respects with all applicable contractual commitments, all expressed or implied warranties and all Laws. To the Company's knowledge, no liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries, in excess of the reserve therefor reflected in the Financial Statements. Schedule 5.21 sets forth an accurate, correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of the Business. No products heretofore manufactured, processed, distributed, sold, delivered or leased by the Company or any subsidiary are now subject to any guarantee, warranty, claim for product liability, or patent or other indemnity, other than those set forth in Schedule 5.21. The product warranty and return experience for the three years ended October 30, 1997 and the interim period through the date hereof is set forth in Schedule 5.21. The product warranty reserves on Financial Statements were prepared in accordance with GAAP and are adequate in light of the circumstances of which the Company and the Stockholders are now aware.

     V. PRODUCT LIABILITY. Schedule 5.22 sets forth an accurate, correct and complete list and summary description of all existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property or economic damage as a result of the ownership, possession or use of any product manufactured or sold by the Company or a subsidiary prior to the Closing Date. Except as set forth in Schedule 5.22, to the knowledge of the Company, neither the Company nor any subsidiary will be subject to any claim, expense, liability or obligation arising from any injury to person or property or economic damage as a result of ownership, possession or use of any product manufactured, processed, distributed, shipped or sold by the Company or a subsidiary prior to the Closing Date. All such claims are adequately covered by product liability insurance in the amount of $20.0 million or otherwise accrued for in the Financial Statements. To the knowledge of the Company, no circumstances exist involving the safety aspects of the Business' products which would cause any obligation to report to any Federal, state or local agency.

     W. LEGAL PROCEEDINGS. Except as set forth in Schedule 5.23, neither the Company nor any subsidiary is engaged in or a party to or threatened with any action, suit, proceeding, complaint, charge, hearing, investigation or arbitration or other method of settling disputes or disagreements; and neither the Company nor the Stockholders knows, anticipates or has notice of any reasonable basis for any such action. Neither the Company nor any subsidiary has received notice of any investigation threatened or contemplated by any foreign, Federal, state or local governmental or regulatory authority, including those involving the safety of products, the working conditions of employees, the employment practices or policies of the Company and its subsidiaries, or compliance with environmental regulations. Except as set forth in Schedule 5.23, neither the Company, nor any subsidiary nor any of their assets is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

     X.  ENVIRONMENTAL MATTERS.  1.  For purposes of this Agreement (including
Section 12.3), the following terms shall have the following meanings:

     "ENVIRONMENTAL LAWS" (A) means all Laws relating to (i) pollution or the protection of the environment (including air, surface water, ground water, soil, land surface or subsurface strata), (ii) public or employee health or safety, or
(iii) disposal, storage, treatment, emissions, discharges, spills, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, import, export, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and (B) shall include the Resource Conservation and Recovery Act, as amended ("RCRA"); the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"); the Clean Water Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act, as amended; the Occupational Safety and Health Act of 1970, as amended; and all implementing Laws and all similar state and local Laws, with respect to each of the foregoing acts.

     "ENVIRONMENTAL LOSSES, LIABILITIES AND OBLIGATIONS" means with respect to, related to or arising from, directly or indirectly, any action, omission, event, release, occurrence or condition that took place or was in existence on or prior to the Closing Date, (a) any and all Losses, Liabilities and Obligations that actually arise out of, result from or relate to or are alleged by a third party to arise out of, result from or relate to any of the following: (i) any actual or alleged violation of one or more Environmental Laws, (ii) any actual or alleged requirements of one or more Environmental Laws, or (iii) any Materials of Environmental Concern; (b) Remediation Costs; and (c) Tort Claims.

     "LOSSES, LIABILITIES AND OBLIGATIONS" means any and all losses, costs (including allocable costs of employees), damages, expenses, suits, actions, claims, liabilities and obligations, including investigatory costs, court costs, settlement costs, judgments, attorneys' fees and expenses, cleanup costs, preventative costs, containment costs, monitoring costs, corrective actions, remedial measures, remedial costs, compliance costs, response costs, natural resource damages, property damages, personal injuries, permit costs and fees, penalties, fines and interest, and includes Remediation Costs and Tort Claims.

     "MATERIALS OF ENVIRONMENTAL CONCERN" means any and all hazardous chemicals and materials, and any and all hazardous substances as defined in CERCLA, hazardous wastes as defined in RCRA, petroleum and petroleum products, radioactive materials, and any and all chemicals, constituents, pollutants, contaminants or other substances regulated under any Environmental Laws or which may pose a present or potential hazard to health or the environment and any actual, potential or threatened emissions, discharges, releases or other emanations thereof.

     "REMEDIATION ACTIONS" means any and all actions to clean up, contain or otherwise ameliorate a condition on or emanating from property either (i) being alleged by or under any Environmental Law, or (ii) being alleged by any court or governmental agency or entity pursuant to any Environmental Law.

     "REMEDIATION COSTS" means Losses, Liabilities and Obligations related to, caused by or arising from a Remediation Action.

     "TORT CLAIMS" means any and all personal injury, property damage and other claims, including judgments and settlements resulting therefrom, by one or more third parties that actually are alleged by a third party to arise out of, or result from or relate to any of the following: (i) any actual or alleged violation of one or more Environmental Laws, (ii) any actual or alleged requirements of one or more Environmental Laws, or (iii) any Materials of Environmental Concern.

     2. Except as set forth in Schedule 5.24(b), the ownership, use and operation by the Company and its subsidiaries of the Business, all prior businesses and of each facility now or previously used in the Business or prior businesses or otherwise now or previously owned or leased by the Company or any subsidiary has been and, with respect to the Business and the facilities used in the Business at Closing, on the Closing Date will be and, to the knowledge of the Company, all ownership, use and operation of each such facility by any other person has been, in compliance with all Environmental Laws. Except as set forth in Schedule 5.24(b), neither the Company nor its subsidiaries have received any notice alleging any actual or potential non-compliance with or actual or potential liability or responsibility pursuant to any Environmental Laws.
Except as set forth on Schedule 5.24(b), no action, suit, proceeding, investigation, complaint or charge exists for violation of Environmental Laws, there is no meritorious basis therefor and neither the Company nor the Stockholders has any reason to believe that any action, suit, proceeding, investigation, complaint or charge relating to Environmental Laws could be asserted.

     3. Schedule 5.24(c) contains a list of all Permits from all governmental authorities which the Company and its subsidiaries are currently required to obtain or which are known by the Company to be required in the future in connection with environmental matters or the Real Estate indicating, in each case, the governmental authority responsible therefor. For purposes of this
Section 5.24, the Real Estate includes the surface and subsurface, including all subsurface waters and any land, air or water to which waste or process emissions, discharges or deposition may occur. Such Permits constitute all Permits which the Company or any subsidiary is currently required to obtain by applicable Law and, except as set forth in Schedule 5.24(c), all such Permits have been obtained and complied with.

     4. Except as set forth on Schedule 5.24(d), neither the Company nor any subsidiary has any unmet duty, responsibility, liability or obligation under any Environmental Laws, including any duty, responsibility, liability or obligation for fines or penalties, or for investigation, expense or Remediation Actions, and no such claims, actions, suits, proceedings or investigations under such Laws exist or are threatened. Except as set forth on Schedule 5.24(d), there has not been, and is not occurring, at any facility owned or operated or previously owned or operated by the Company or any subsidiary, any emission, discharge or release or threatened release of any Materials of Environmental Concern. Except as set forth on Schedule 5.24(d), neither the Company nor any subsidiary has applied or disposed of any Materials of Environmental Concern, in any manner which may form the basis for any present or future claim, demand or action.

     5. Except as set forth on Schedule 5.24(e), neither the Company nor any subsidiary has sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any substances, to a facility, site or location, which, pursuant to "CERCLA" or any similar state or local Law, (a) has been placed or is proposed to be placed, on the National Priorities List or its state equivalent, or (b) is subject to a claim, administrative order or other request with respect to a Remedial Action. Except as set forth on Schedule 5.24(e), neither the Company nor any subsidiary stores, generates or produces any Materials of Environmental Concern; provided, however, that for purposes of this subsection and subsection 5.24(f) "MATERIALS OF ENVIRONMENTAL CONCERN" shall not include materials of the types and amounts stored, used or generated, treated and disposed of in the normal course of the Company's production, operation and maintenance activities in compliance with all Laws. Except as set forth on
Schedule 5.24(e), there has not been any contamination of groundwaters, surface waters, soils or sediments, as a result of the manufacture, storage, processing, loss, leak, escape, spillage, disposal or other handling or disposition by or on behalf of the Company or any subsidiary of any product or substance on or prior to the Closing Date.

     6. Except as identified in Schedule 5.24(f), there are no Materials of Environmental Concern, tanks, containers, cylinders, drums or cans buried, stored or deposited in or on any property currently or formerly owned or operated by the Company or its subsidiaries. Except as set forth on Schedule 5.24(f), there has not been located on or disposed of on any facility owned or operated by the Company or its subsidiaries during any period of such ownership or operations, or, to the knowledge of the Company, at any other time: (a) any asbestos; any material, equipment or structure constructed of or containing any asbestos; or any product or item made in whole or in part of asbestos, (b) any polychlorinated biphenyl; any compound or material containing any polychlorinated biphenyl; or any equipment, article or item using, containing, or made up in whole or in part of any polychlorinated biphenyl, or (c) any lead, pentachlorophenol or other chemical that may pose a hazard or toxic risk to persons or the environment. Except as set forth in Schedule 5.24(f), all underground storage tanks at the Company's facilities were removed in accordance with all Laws.

     7. Except with respect to work related to the CERCLA response actions undertaken by the Company in compliance with Laws, Schedule 5.24(g) sets forth an accurate, correct and complete list of all environmental audits, environmental assessments and occupational health studies undertaken by or on behalf of the Company, its subsidiaries, the Stockholders or governmental agencies, as well as plans with respect to Remediation Actions and violation notices, with respect to the Company, its subsidiaries or the Business, assets, employees, facilities or properties, the results of groundwater and soil testing, underground storage tank tests, soil samples, and a description of all written communications with federal, state or local governments on environmental and OSHA matters relating to the Company, any subsidiary or the Business or activities or conditions of environmental concern on the Real Estate.

     8. Schedule 5.24(h) identifies all estimates possessed or identified by the Company, its subsidiaries or the Stockholders of the cost of compliance by the Company and its subsidiaries with existing requirements of, or pursuant to any Environmental Law.

     9. The Company acknowledges that the representations and warranties contained in this Section 5.24 apply (except that with respect to Section 5.24(c) which only applies to Permits currently required and Section 5.24(h) which only applies to the most recent cost estimates), (i) not only to the present activities and locations of the Company and its subsidiaries, but all prior activities and locations as well and (ii) to all predecessor and other entities with respect to which the Company and its subsidiaries have responsibility.

     Y. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected on the balance sheet for the year ended October 30, 1997 or arising in the ordinary course after such date, neither the Company nor the subsidiaries has any indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, or knows of a reasonable basis therefor.

     Z. COMPLIANCE WITH LAW. The Company and each subsidiary conform in all material respects to all applicable Laws. The Company and each subsidiary have complied in all material respects with all licensing requirements, decrees, awards, orders or the like applicable to their business or operations; and there is not and will not be any liability arising from or related to any violations thereof existing on or prior to Closing. To the knowledge of the Company, there is no proposed or pending change in any Law which would adversely affect the Business. No notice from any governmental body or other person of any violation of any Law or requiring or calling attention to the necessity of any repairs, installation or alteration in connection with the Business has been served, and neither the Company nor the Stockholders knows of any basis therefor. Neither the Company nor any subsidiary, including any officer, agent or employee of the Company or any subsidiary, nor, to the knowledge of the Company, any other person acting on behalf of the Company or any subsidiary, (a) has made any unlawful domestic or foreign political contributions, (b) has made any payment or provided services which were not legal to make or provide or which the Company or such subsidiary or any such officer, employee or other person should have known were not legal for the payee or the recipient of such services to receive, (c) has received any payments, services or gratuities which were not legal to receive or which the Company or such subsidiary or such person should have known were not legal for the payor or the provider to make or provide, (d) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (e) has had any off-book bank or cash accounts or "SLUSH FUNDS", (f) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, or (g) has made payments or expenditures to obtain or retain business or obtain favorable treatment from vendors, other than the customary business entertainment.

     AA. BROKERS. Neither the Company nor any Stockholder has retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

     AB. DISCLOSURE. Neither this Agreement nor any attachment, schedule, exhibit, certificate or other statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby omits to state a material fact necessary in order to make the statements and information contained herein or therein, in light of the circumstances in which they were made, not misleading. Neither the Company nor any Stockholder is aware of any information necessary to enable a prospective purchaser of the Stock to make an informed decision with respect to the purchase of the Stock which has not been expressly disclosed herein. Buyer has been provided full and complete copies of all documents referred to on the Schedules to this Agreement.


                                   ARTICLE VI.

                        REPRESENTATIONS AND WARRANTIES OF
                                BUYER AND DIAMOND

     Each of Buyer and Diamond, jointly and severally, hereby represents and warrants to the Stockholders as of the date hereof, and as of the Closing Date, as follows:

     A. AUTHORITY. Each of Buyer and Diamond has full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by Buyer and Diamond to authorize the execution, delivery and performance of this Agreement, the documents to be delivered at Closing and all transactions contemplated hereby and thereby have been duly and properly taken.

     B. VALIDITY. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered by Buyer and Diamond and constitute lawful, valid and legally binding obligations of Buyer and Diamond, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Buyer and Diamond and are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) the charter or by-laws of Buyer or Diamond, (b) any contract, agreement, permit, license or other instrument to which Buyer or Diamond is a party or by which it is bound (other than those to be waived prior to Closing), (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any Law applicable to Buyer or Diamond. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Buyer and Diamond of this Agreement or the consummation by Buyer and Diamond of the transactions contemplated hereby, except for filings required under the HSR Act.

     C. DUE ORGANIZATION. Each of Buyer and Diamond is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority and all requisite licenses, permits and franchises to own, lease and operate their assets and to carry on the business in which they are engaged. Buyer is duly licensed and qualified to do business as a foreign corporation and is in good standing in all jurisdictions where failure to be so licensed or qualified would have a material adverse effect upon its business or assets.

     D. BROKERS. Neither Buyer nor Diamond has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

     E. INVESTMENT EXPERIENCE AND ACQUISITION OF STOCK FOR INVESTMENT. Each of Buyer and Diamond is an "ACCREDITED INVESTOR" within the meaning of the applicable federal securities laws, having such knowledge and experience in matters relating to investments (and in particular to investments in the business in which the Company is engaged) as not to require the type of investor protection that registration of the Stock with the Securities and Exchange Commission or the Department of Banking and Finance of the State of Florida would provide. Each of Buyer and Diamond understands that the Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering. Buyer is acquiring the Stock for investment and not with a view toward any distribution thereof, and will dispose of such Stock only in compliance with the Securities Act of 1933, as amended, and any applicable state securities laws.

     F. REPORTS AND FINANCIAL STATEMENTS. (a) From January 1, 1997 to the date hereof, except where failure to have done so did not and would not have a material adverse effect on Diamond, Diamond has filed all reports, together with any required amendments thereto, that it was required to file with the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the "DIAMOND REPORTS"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the Diamond Reports complied in all material respects with all the rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     G. LITIGATION. Neither the Buyer nor Diamond is a party to and to the best of their knowledge, are not threatened with any material suit, action, arbitration, administrative or other proceeding which, if decided adversely to the Buyer or Diamond, as the case may be, would have a material adverse effect upon their ability to consummate the transactions contemplated by this Agreement.


                                  ARTICLE VII.

                              PRE-CLOSING COVENANTS

     A. INTERIM CONDUCT OF BUSINESS. From the date hereof until the Closing, the Stockholders shall cause the Company to preserve, protect and maintain the Business and the Stockholders shall cause the Company to operate the Business consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by Buyer, the Stockholders shall cause the Company and each subsidiary to, with respect to the
Business:

          1. maintain inventories in the ordinary course of business, except for sales in the ordinary course of business, and maintain the properties of the Business in good repair, order and condition, reasonable wear and tear excepted;

          2. maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of the Business, all liability and other casualty insurance, and all bonds on personnel, presently carried;

          3. not declare, set aside or pay any dividend or make any other distribution with respect to the capital stock of the Company or a subsidiary;

          4. not redeem or otherwise acquire any capital stock of the Company other than repurchases pursuant to the ESOP as a result of the exercise by ESOP participants of certain put rights; provided, however, Buyer is given prior written notice at least 10 days before any repurchase;

          5. not amend or otherwise change its articles of incorporation or by-laws of the Company or of a subsidiary;

          6.  not make any loans to third parties;

          7. not merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, nor otherwise acquire, any corporation, partnership, or other business organization or division thereof;

          8. not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, properties, rights or claims, except for inventory sold in the ordinary course of business and as listed on Schedule 7.1;

          9. not authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock of any class or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class;

          10. preserve intact the organization and reputation of the Business and to keep available the services of the present executives, employees and agents of the Business and to preserve the good will of suppliers, customers and others having business relationships with the Business;

          11. maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

          12. not enter into, amend or terminate any employment, bonus, severance or retirement contract or arrangement, nor, without the prior written consent of Buyer, which consent will not be unreasonably withheld, increase any salary or other form of compensation payable or to become payable to any executives or employees of the Business;

          13. not enter into, amend or terminate, or agree to enter into, amend or terminate, any Material Contract;

          14.  not purchase any real property;

          15. not open or close any bank account, safe deposit box, lock box or change the persons authorized to draw thereon or obtain access thereto;

          16. except as set forth on Schedule 7.1, not make capital expenditures other than in the ordinary course and consistent with the Company's existing capital budget; or

          17. except as set forth on Schedule 7.1, not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, except current liabilities and contractual obligations in the ordinary course of business.

From the date hereof through the Closing, the Company shall confer on a regular and frequent basis with one or more designated representatives of Buyer to report material operational matters and the general status of on-going operations of the Business. The Company and the Stockholders shall promptly notify Buyer of (i) any material change in the financial condition, results of operations, properties, business or prospects of the Business or (ii) any material deviation in the Company's fiscal 1998 budget previously provided to Buyer, and shall keep Buyer fully informed of such events and permit Buyer's representatives to participate in all discussions relating thereto.

     B. ACCESS. From the date hereof through the Closing Date, the Company and the Stockholders shall cause the Company, upon reasonable notice, to give Buyer and its representatives full and free access to all properties, facilities, personnel, books, contracts, leases, commitments and records, and during this period the Stockholders shall cause the Company to furnish Buyer with all financial and operating data and other information as to the Company and its assets, properties, rights and claims, as Buyer may from time to time request. The Company, its subsidiaries and Stockholders shall cooperate fully with Buyer and its representatives in Buyer's investigation of the Company, its subsidiaries and the Business, including environmental conditions and liabilities of the Company, its subsidiaries and the Business.

     C.  REAL ESTATE MATTERS.

     1. Not less than thirty (30) days prior to Closing, the Stockholders shall obtain and deliver to Buyer, commitments (the "COMMITMENTS") issued by Lawyers Title Insurance Corporation, Chicago Title Insurance Company or other nationally recognized title company reasonably acceptable to Buyer and its lenders (the "TITLE COMPANY") and dated after the date hereof for the issuance of ALTA Owners Policies of Title Insurance Form B-1970, if available, (collectively, the "TITLE POLICY") with respect to the parcels of Owned Real Estate listed on Schedule 7.3(a) in the aggregate amount equal to the book value of the Owned Real Estate on the Financial Statements, together with copies of underlying title documents referred to in the Commitments. The Commitments shall show fee simple title to the Owned Real Estate in the Company, subject only to current real estate taxes and assessments not yet due and payable as of the Closing Date, liens and encumbrances reflected in Schedule 7.3(a) hereto, and such other covenants, conditions, easements and exceptions to title that do not render title unmarketable or impair the use of the insured parcel for the Business as currently conducted thereon, as reasonably determined by Buyer and its lenders (collectively, the "PERMITTED EXCEPTIONS"). The Commitments shall contain an ALTA Zoning 3.1. and non-imputation endorsements and such other endorsements as Buyer may reasonably request, to the extent permitted by law. The Stockholders shall cause the Commitments to be later-dated to cover the Closing and to cause Title Company to deliver either the Pro Forma Title Policy or the Commitment marked up to delete the "gap" exception and to otherwise meet the requirements set forth herein at Closing as directed by Buyer. The Stockholders shall be responsible for the cost of all title insurance charges, premiums and endorsements, title abstracts and attorneys' opinions, including all search, continuation, later date fees and survey costs in excess of $35,000.

     2. Within fifteen (15) days of receipt of each of the Commitments and the underlying title documents referred to in the Commitments, Buyer shall notify the Stockholders in writing of any matters of title as set forth in the Commitments (other than the "gap exception" and the Standard Exceptions to be deleted at Closing as provided hereinafter), that Buyer or its lenders reasonably deem unacceptable. Failure to notify Company within the aforesaid time period shall be considered a waiver by Buyer of any such title objections as to such parcel, and such matters shall be deemed "Permitted Exceptions." The Company shall have a period of up to thirty (30) days after notification of the defect by Buyer within which to attempt to cure any defect in title to the satisfaction of Buyer, and the Closing shall accordingly be postponed. If the Company fails to satisfy the objections within the afore-described thirty (30) day period, Buyer may, as its sole options, either (i) accept title subject to the objections raised by Buyer, without an adjustment in the purchase price as set forth in Article II, in which event the objections shall be deemed to be "Permitted Exceptions" or (ii) terminate this Agreement. At Closing, funds shall be disbursed in accordance with Section 627.7841, Florida Statutes, and the Company shall furnish the Title Company with an affidavit pertaining to construction liens and parties in possession and sufficient to delete the "gap exception" and the Standard Exceptions relating to unfiled claims of liens and parties in possession, and the Company shall further furnish the Title Company with a Survey of the insured property, as required in Section 7.3(b), to modify the general "matters of survey" Standard Exception to an exception to the matters shown on the furnished Survey. Buyer's obligations hereunder are conditioned upon Buyer's receipt, at Closing, of the Commitments marked-up to reflect compliance with all requirements set forth in Schedule B, Section 1 and subject only to the "Permitted Exceptions."

     3. Not less than thirty (30) days prior to Closing, the Stockholders shall obtain and provide to Buyer, Title Company and Buyer's lenders an as-built plat of survey of each parcel of the Owned Real Estate listed on Schedule 7.3 (the "SURVEYS") prepared by a registered land surveyor or engineer, licensed in the respective states in which the Real Estate is located, dated on or after the date hereof, certified to Buyer and Title Company conforming (i) as to the Owned Real Estate located in Florida to the current Florida Minimum Technical Standards for Surveyors in accordance with Chapter 61G17-6, Florida Administrative Code; and (ii) as to the Owned Real Estate located outside of Florida, to current ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, sufficient to cause Title Company to delete the standard printed survey exception. Subject to the last sentence of Section 7.3(a), the Stockholders shall pay the entire cost of obtaining the Surveys. Any Survey may be a recertification of a prior survey, provided that it meets the above-described criteria and is recertified in favor of Buyer and such other entities as Buyer may designate in writing to the Stockholders prior to Closing. Each Survey shall demonstrate that the improvements located on the surveyed land do not encroach onto adjoining land or onto any easements, building lines or set-back requirements, and that there are no encroachments by improvements from adjoining land onto the surveyed land or onto any easements for the benefit of the surveyed land. Each Survey shall show all visible conditions as then existing, including the location of all visible pipes, wires and conduits serving the Owned Real Estate and their connections to public ways, parking areas denominated as such, loading docks and other improvements and the access to and from the improvements on the Real Estate. In the event that any of the Surveys shows any encroachments of any improvements upon, from, or onto the Owned Real Estate, or shows any evidence of use which indicates that an unrecorded easement may exist except as may be disclosed by the Permitted Exceptions or otherwise acceptable to Buyer, in Buyer's sole discretion, Buyer shall deliver written notice to that effect to the Company upon fifteen (15) days following delivery of each of the Surveys, the Company shall have the same option to cure and curative period with respect to objections to the Survey as is described in
Section 7.3(a) above. If Buyer fails to deliver written notice to the Company of any survey defects within such survey review period, Buyer shall be deemed to have waived any Survey defects.

     4. The Stockholders shall have delivered to Buyer an estoppel certificate, in form and substance reasonably satisfactory to Buyer and its counsel, executed by each lessor of a Real Estate Lease listed on Schedule 3.2.

     D.  COVENANTS NOT TO COMPETE OR SOLICIT.

     1. For a period five years from the Closing Date, each Stockholder agrees not to, directly or indirectly, by or for himself, through entities, or as the employee or agent of another or through others as his agent:

          a. produce, promote, sell, lease, license, distribute, install or service anywhere in the United States, Canada, South America, Central America, Puerto Rico and Asia (the "TERRITORY") products or services in existence or under development, which are similar to or in competition with those of the Company, any subsidiary, Diamond or any of their affiliates as such products and services exist or are in the process of development as of the Closing Date;

          b. own, manage, operate, be compensated by, participate in, render advice to, have any right to or interest in any other business directly or indirectly engaged in the production, promotion, sale, lease, license, distribution or servicing of products or services competitive with those of the Company, any subsidiary, Diamond or any of their affiliates as such products and services exist or are in the process of development as of the Closing Date anywhere in the Territory;

          c. purchase, produce, distribute or install fencing and fencing related products for resale;

          d. divulge, communicate, use or disclose any nonpublic information concerning the Company, any subsidiary, the Buyer or any of their affiliates, their personnel, business and affairs;

          e. interfere with the business relationships or disparage the good name or reputation of the Company, any subsidiary, the Buyer, Diamond or any of their affiliates or take any action which brings the Company, any subsidiary, the Buyer, Diamond or any of their affiliates or its business into public ridicule or disrepute; or

          f. solicit for employment or employ any present or future employee of the Company, any subsidiary, the Buyer, Diamond or any of their affiliates, or request, induce or advise any employee to leave the employ of the Company, any subsidiary, the Buyer, Diamond or any of their affiliates.

The ownership of less than five percent of a publicly traded corporation shall not in and of itself be deemed to be a violation of this covenant. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Article IX hereof, Section 7.4(a)(vi) shall survive for a period of one year from the termination date of this Agreement.

     2. If any Stockholder violates the provisions of this Section, Buyer shall not, as a result of the time involved in obtaining relief, be deprived of the benefit of the full period of the restrictive covenant with respect to that particular Stockholder. Accordingly, the restrictive covenant of this Section as it applies to a particular Stockholder shall be deemed to have the duration specified in Subsections 7.4(a) hereof, computed from the date the relief is granted, but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by such Stockholder.

     3. Each Stockholder agrees that, if he shall violate any of the provisions of this Section, Buyer shall be entitled to an accounting and repayment of all profits, compensation, commission, remuneration or other benefits that such Stockholder, directly or indirectly, may realize arising from or related to any such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights to which the Buyer or the Company may be entitled.

     4. The parties agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not to compete described in this Section are fair, reasonable and necessary, that adequate compensation has been received by each Stockholder for such obligations, and that these obligations do not prevent any Stockholder from earning a livelihood. If, however, for any reason any court determines that the restrictions in this Section are not reasonable, that consideration is inadequate or that a Stockholder has been prevented from earning a livelihood and therefore the restrictions are unenforceable, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section as will render such restrictions valid and enforceable.

     5. Each Stockholder acknowledges that he has carefully read and considered the terms of this Agreement. Each Stockholder hereby waives any requirement of proof that such breach will cause serious or irreparable injury to the Buyer or the Company, or that there is an adequate remedy at law. In any proceeding, either at law or in equity, between the parties hereto, each Stockholder hereby agrees that he shall not raise as a defense (i) that the duration, scope or geographical area in which the Stockholder is prohibited from competition is unfair, unnecessary or unreasonable, (ii) that this Agreement is in restraint of trade, (iii) lack of irreparable injury to Buyer or the Company, or (iv) lack of any protectable business interest of the Buyer or the Company. Further, the existence of any claim or cause of action of the Stockholder against the Buyer and the Company or any of their affiliates, whether or not predicated on the terms of this Agreement, shall not constitute a defense to the enforcement of the Stockholder's obligations under this Agreement. The Stockholders shall pay or reimburse the Buyer for all costs and expenses, including court costs, amounts paid in settlement, judgments, reasonable attorneys', legal assistants', and experts' fees incurred or paid by the Buyer and/or the Company in protecting or enforcing its rights and remedies hereunder.

     E. NOTICES AND CONSENTS. The Stockholders will cause the Company to give any notices to third parties, and the Company will obtain any third party consents, that Buyer may request in connection with the matters referred to in
Section 4.2 and Schedule 4.2 above. Each of the parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4.2 and Schedule 4.2 above. Without limiting the generality of the foregoing, as promptly as possible but in any event not later than fifteen (15) business days after the execution of this Agreement, each of the parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act. The Stockholders will use their best efforts to obtain an early termination of the applicable waiting period, if requested by Buyer, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

     F. WAIVER OF RECOURSE. The Stockholders undertake (if any claim is made against him in connection with the sale of the Stock to Buyer) not to make any claim against the Company or any past or present director or employee of the Company on whom Stockholders may have relied before agreeing to any of the terms of this Agreement.

     G. NOTICE OF DEVELOPMENTS. Each party will give prompt written notice to the other party of any breach of any of its own representations and warranties in Article IV, Article V and Article VI above. No disclosure by any party pursuant to this Section 7.7, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     H. EXCLUSIVITY. Until the Closing or the termination of this Agreement pursuant to the provisions of Article X, the Stockholders and the Company will not (and will not permit the Company's directors, officers, employees, or agents to) directly or indirectly, through any representative or otherwise, (a) solicit, initiate, or in any manner encourage, accept or consider any proposal or offer from any person relating to the acquisition of the Stock, any capital stock of the Company, or any of the Company's assets or the Business, in whole or in part, whether through direct purchase, merger, consolidation, share exchange or other structure (other than sales of inventory in the ordinary course of business), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Company and the Stockholders will notify Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and shall inform Buyer of the identity of such person and the terms of any such proposal, offer or inquiry.

     I. CONFIDENTIALITY; PUBLICITY. Except as may be required by law, as expressly contemplated herein or as expressly consented to by Buyer, no party hereto or their respective Affiliates, employees, agents and representatives (including the Company) shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of any other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement or use or knowingly permit the use of such confidential information or other proprietary knowledge for any purpose other than in connection with the transactions contemplated hereby without the prior consent of the other parties hereto; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party's duties, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by the Company, the Stockholders, Buyer or Diamond without the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld or delayed); provided, however, that this provision shall not prohibit Buyer or Diamond from making any public disclosure which Diamond's counsel advises is required under rules and regulations promulgated by the Securities and Exchange Commission.

     J. APPOINTMENT OF STOCKHOLDERS' AGENT. Each Stockholder hereby appoints Miles Lenhart (the "STOCKHOLDERS' AGENT") the attorney-in-fact of such person, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such person to amend or waive any provision of this Agreement (including all attachments hereto) and to take all other action under or related to this Agreement (including the Escrow Agreement), which in their discretion, they may consider necessary or proper to effectuate the transactions contemplated hereunder or thereunder and to resolve any dispute with the Buyer over any aspect of this Agreement or any matter contemplated hereby and on behalf of such person to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding such person as if such person had personally entered into such an agreement. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not (to the extent permitted by applicable law) be subject to termination by operation of law, whether by the death, incapacity, liquidation, dissolution or bankruptcy of any Stockholder, or the occurrence of any other event or events and shall bind all successors. The Stockholders' Agent may not terminate this power of attorney with respect to any Stockholder, or such person's successors or assigns without the consent of Buyer. Each Stockholder agrees to hold the Stockholders' Agent harmless from any and all loss, damage or liability and expenses (including legal fees) which such person may sustain as a result of any action taken in good faith by the Stockholders' Agent. In the event of the death or legal incapacity of Miles Lenhart, then Billy Sasser, without further action, shall become Stockholders' Agent with all of the powers conferred hereby.

     SECTION K. JURISDICTION; CONSENT TO SERVICE OF PROCESS; REMEDIES. 1. Each of the Stockholders hereby irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of any Federal court of the United States of America sitting in the City of Tampa, Florida (or if federal subject matter jurisdiction does not exist, then a state court in the City of Tampa, Florida) and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such court. Each party agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

          2. Each of the Stockholders hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Federal court sitting in the City of Tampa, Florida. Each of the Stockholders hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

          3. No Stockholder may move to (i) transfer any such suit, action or proceeding from such court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in such court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in such court or court for the purpose of bringing the same in another jurisdiction.

          4. Each Stockholder irrevocably consents to service of process by personal delivery or by registered or certified mail, return receipt requested, in the manner otherwise provided for notices in Section 13.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION L. INTERIM FINANCIAL STATEMENTS. Prior to the Closing Date, the Stockholders shall cause the Company to deliver to Buyer monthly financial statements within ten (10) days of the end of each month (the "MONTHLY FINANCIAL STATEMENTS").

     SECTION M. COOPERATION. Each of the Stockholders agrees to cooperate and assist Buyer in connection with the resolution of all claims and disputes pending at Closing or that arise after Closing but relate to the period prior to Closing. The Stockholders shall use their best efforts to provide all reasonable non-monetary assistance necessary to obtain a fairness opinion satisfactory to Buyer, the Company and the ESOP Trustee as set forth in
Section 9.4.

                                  ARTICLE VIII.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

     A. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of the Stockholders contained herein shall be accurate as if made on and as of the Closing Date. The Company and the Stockholders shall have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

     B. NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or which might affect the right of Buyer to own, operate, control or benefit from the Stock or the Business.

     C. CONSENTS. All consents by third parties that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination of any Material Contract, shall have been obtained or provided for.

     D. REGULATORY APPROVALS. All regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

     E. CONDITION OF BUSINESS AND ASSETS. The Business and the assets of the Company and its subsidiaries shall not have been materially adversely affected in any way by any act of God, fire, flood, accident, war, labor disturbance, legislation (proposed or enacted), or other event or occurrence, whether or not covered by insurance, and there shall have been no change in the assets or the Business, its financial condition or prospects, which would have a material adverse effect thereon.

     F. FINANCING. Buyer, after exerting reasonable commercial efforts to obtain the same, shall have procured adequate financing, upon terms satisfactory to Buyer, to permit Buyer to purchase the Stock. The Company shall have in place on or prior to the Closing Date, a working capital line of credit in an amount which is appropriate given the contemplated growth, including acquisitions, and the nature and size of the Company and its subsidiaries, on such terms as are acceptable to Buyer.

     G. ENVIRONMENTAL MATTERS. Buyer shall be satisfied, in its sole discretion, with the results of its investigation of the environmental conditions and related liabilities of the Company, its subsidiaries and the Business, including Phase 1, Phase 2 and other investigations as Buyer deems necessary or appropriate.

     H. ESOP CONDITIONS. Prior to the Closing Date, the Company shall take all necessary action to freeze the ESOP except as may be required to allocate all proceeds received by the ESOP and the payment by the ESOP of the expenses of the ESOP hereunder. Upon Closing, the ESOP shall pay from the proceeds hereof all amounts then owing to NationsBank under that certain Note dated February 21, 1995 and obtain the release of the liens related thereto.

     I. FAIRNESS OPINION. The ESOP Trustee shall have received an opinion of an independent appraisal firm, reasonably satisfactory to Buyer, the Company and the ESOP Trustee, to the effect that the sale of stock described in Section 1.1 is fair to the ESOP and that the ESOP will receive adequate consideration.

     J. SATISFACTION OF COUNSEL. All corporate and other actions and proceedings in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for Buyer, and Buyer shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its counsel shall have requested.

                                   ARTICLE IX.

                             CONDITIONS PRECEDENT TO
              OBLIGATIONS OF THE STOCKHOLDERS AND THE ESOP TRUSTEE

     Each and all of the obligations of the Stockholders and the ESOP Trustee to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions:

     A. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Buyer contained herein shall be accurate as if made on and as of the Closing Date. Buyer shall have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing.

     B. NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

     C. REGULATORY APPROVALS. All regulatory agencies shall have taken such action as may be required to permit the consummation of the transactions contemplated hereby and such actions shall remain in full force and effect and shall be reasonably satisfactory in form and substance to the Stockholders and its counsel.

     D. FAIRNESS OPINION. The ESOP Trustee shall have received an opinion of an independent appraisal firm, reasonably satisfactory to Buyer, the Company and the ESOP Trustee, to the effect that the sale of stock described in Section 1.1 is fair to the ESOP and that the ESOP will receive adequate consideration.

     E. SATISFACTION OF COUNSEL. All corporate and other actions and proceedings in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for the Company and the Stockholders and the counsel for the ESOP Trustee, and the Company and the Stockholders and the ESOP Trustee shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its respective counsel shall have requested.

                                   ARTICLE X.

                           TERMINATION BY THE PARTIES

     A. TERMINATION. 1. Without prejudice to other remedies which may be available to the parties by law or under this Agreement, this Agreement may be terminated:

          a.  by mutual consent of the parties hereto;

          b. by any party hereto by giving written notice of such termination on the Closing Date to the other party (the "NOTIFIED PARTY") if, as of the Closing Date, any condition precedent to the performance of the obligations of the party giving such notice shall not have been satisfied and shall not have been waived by such party;

          c. by any party by notice to the other party if the Closing shall not have been consummated on or before the 30th day following the date all of the conditions of Buyer or the Stockholders and the ESOP Trustee set forth in Articles VIII and IX, respectively, are satisfied, unless extended by written agreement of the parties hereto, so long as the party terminating this Agreement shall not be in default hereunder; or

          d. by any party by notice to the others if the Closing has not been consummated on or before October 30, 1998.

     2. In the event of termination of this Agreement under this Section prior to Closing, there shall be no further liability hereunder on the part of any party hereto, provided that termination of this Agreement shall not be deemed to release any party hereto from any liability or damage to the others arising out of the breaching party's breach of the representations or warranties contained herein or its failure in performing any of its covenants or agreements contained herein. This Section 10.1, as well as Sections 7.4(a)(vi) (but only with respect to one (1) year from the termination date of this Agreement), 7.9, 11.3 and 13.3 shall survive termination of this Agreement.

     B. SPECIFIC PERFORMANCE. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, Buyer (a) has complied with all of the conditions to Closing contained in Article IX and all conditions contained in
Article IX have been satisfied, (b) has notified the Company, the Stockholders and the ESOP Trustee of its intention to consummate the transactions contemplated under this Agreement, and (c) is ready and able to pay the purchase price for the Stock and furnishes evidence to that effect to the Stockholders and the ESOP Trustee, and if the Closing does not then occur due to the refusal of any Stockholder or the ESOP Trustee to so consummate the transactions contemplated under this Agreement, Buyer will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Buyer in such case cannot be adequately determined at law.

                                   ARTICLE XI.

                              ADDITIONAL COVENANTS

     A. CONTINUED ASSISTANCE. Following the Closing, the Stockholders shall refer to Buyer as promptly as practicable any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Business.

     B. TAXES. The Stockholders shall promptly pay and fully discharge any income, excise, or other taxes imposed as a result of the sale, transfer, conveyance or assignment of the Stock pursuant to the transactions contemplated hereby, which could result in liability to the Company or Buyer.

     C. CONFIDENTIALITY. After the Closing, except as may be required for tax purposes or other regulatory purposes, the Stockholders and their Affiliates and respective successors and assigns shall not (a) retain any document, databases or other media embodying any confidential or proprietary information which constitutes a part of the assets of the Company or use, publish or disclose to any third person any such confidential or proprietary information or (b) use, publish or disclose any information concerning Buyer, its affiliates, the Company or any subsidiary, the Business, the customers or suppliers of the Business or the terms of this Agreement or the transactions contemplated hereby.

     D. POST-CLOSING ENVIRONMENTAL MATTERS. Neither the Buyer nor any Buyer Affiliate shall intentionally take any action which causes any Stockholder to incur, directly or indirectly, any Losses, Liabilities and Obligations (other than pursuant to this Agreement) that actually arise out of, result from or relate to or are alleged by a third party to arise out of, result from or relate to any of the following: (i) any actual or alleged violation of one or more Environmental Laws; (ii) any actual or alleged requirements of one or more Environmental Laws; (iii) any Materials of Environmental Concern; (iv) Remediation Costs; (v) Tort Claims; or (vi) the Consent Decree (as hereinafter defined) (the "ENVIRONMENTAL MATTERS"). The foregoing shall not apply to any action, omission, event, release, occurrence or condition that took place or was in existence prior to the Closing Date.

     E. SUBSEQUENT TRANSACTIONS. Subsequent to Closing, Buyer and Diamond shall require the Company and all Buyer Affiliates to comply with all terms and conditions of this Agreement that affect, directly or indirectly, the rights and obligations of the Stockholders hereunder. Subject to the following sentence, neither Buyer nor Diamond shall convey nor permit the Company or any Buyer Affiliate to convey to any third party any controlling interest in the stock of the Company or in the Owned Real Estate listed on Schedule 11.5 without first requesting that such third party buyer agree in writing, and further agree to seek to require its successors, assigns, purchasers and transferees to agree in writing not to pursue the Stockholders individually with respect to environmental matters. In the event the agreement of a third party buyer is not requested or not obtained, Buyer shall indemnify and hold harmless the Stockholders from any Loss (as hereinafter defined) asserted by a third party buyer and related to, resulting from or arising out of any environmental matter on the condition that (i) Buyer has the right to control the defense of any such matter, including the right to appoint counsel, and control the settlement or other disposition of such matter and (ii) Buyer's obligation to indemnify under this Section 11.5 shall not apply with respect to any environmental matter to the extent the Stockholders would be obligated under Article XII to indemnify Buyer or any Buyer Affiliate and/or reimburse Buyer or any Buyer Affiliate with respect to Excess Environmental Costs, as to that matter.

     F. ESOP FIDUCIARY MATTERS. (a) Following the Closing, the plan administrator of the ESOP, subject to applicable federal requirements, shall allocate the remaining proceeds hereof and any other earnings or unallocated amounts among the accounts of ESOP participants in accordance with the terms of the ESOP as it may be amended; provided, however, that such amendment shall (i) provide for such allocation in accordance with current published authority of the Internal Revenue Service (including Private Letter Rulings and Technical Advice Memorandum) for the allocation of such proceeds or shall be specifically approved by the Internal Revenue Service (including through a favorable determination letter) and (ii) provide that there shall be no reversion to the employer from the ESOP. In the event such allocation cannot be accomplished during the Plan Year (as defined in the ESOP) during which the Closing occurs, the ESOP shall be continued for the sole purpose of allocating such unallocated amounts.

     (b) Neither the Buyer nor Diamond has any present intention to take any action, and the Buyer and Diamond shall take no action within one year following the Closing Date, which, independently or when combined with the Closing, would constitute a corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or similar transaction subject to Internal Revenue Code
Section 409(e)(3) which would result in any obligation of the ESOP Trustee to pass through voting rights with respect to the approval or disapproval of such transaction to the participants and beneficiaries in the ESOP.

     (c)  In the event Buyer or Diamond breaches of covenants provided in this
Section 11.6, the ESOP Trustee's sole recourse shall be as provided in 12.13.

                                  ARTICLE XII.

                          SURVIVAL AND INDEMNIFICATION

     A. SURVIVAL. All covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing until fully performed. All representations and warranties contained in this Agreement or in any document delivered pursuant hereto or thereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and shall continue to be fully effective and enforceable for a period of two (2) years from the Closing Date; provided, however, that any representations and warranties set forth in Sections 5.18 and 5.19 as they relate to a specific License, Permit or Material Contract shall survive for the lesser of four (4) years from the Closing Date or 30 days after the expiration or termination of the License, Permit or Material Contract (but in no event less than two (2) years from the Closing Date), Section 5.20 shall survive for 90 days after the applicable statute of limitations period set forth in the Code or other applicable Laws, Section 5.22 shall survive for the lesser of four (4) years from the Closing Date or 30 days after the applicable statute of limitations period pursuant to applicable Laws (but in no event less than two
(2) years from the Closing Date), Sections 5.1, 5.17 and 5.26 shall survive for a period of four (4) years from the Closing Date, the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 5.2 and 5.3 shall survive indefinitely and the representations and warranties contained in Section 5.24 shall survive until the Environmental Termination Date (as defined in Section 12.3(g) hereof). Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice within the applicable survival period shall survive until resolved and discharged by the parties or pursuant to a final non-appealable judicial determination. The representations and warranties contained in this Agreement are absolute and unconditional and shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

     B. INDEMNIFICATION FOR LOSS. Subject to Section 12.4, the Stockholders, jointly and severally, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other from and against any and all loss, damage, cost (including allocable costs of employees), expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys', legal assistants', and experts' fees and other expenses for investigating and defending), suit, action, claim, deficiency, liability or obligation (collectively, "LOSS") related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in any other agreement, instrument or other document delivered pursuant hereto, and any and all third party claims made based upon facts alleged that, if true, would have constituted any such misrepresentation, breach or failure, together with interest at seven (7) percent per annum from the date of payment of the Loss to the date of payment of the indemnification amount. Except for and with respect to the rights conferred under Sections 11.5, 12.2 and 12.12, each Stockholder hereby waives any right to indemnification, contribution or any other similar right it may have against the Company or any Buyer Affiliate (as hereinafter defined), including as a result of agreeing to indemnify Buyer as set forth in this Article XII. All indemnification obligations shall be deemed made in favor of and shall include Losses incurred by, any party's officers, directors, agents, representatives, subsidiaries, parents, affiliates, successors and assigns.

     C.  EXCESS ENVIRONMENTAL COSTS.  Subject to the limitations contained in
Section 12.4, the Stockholders, jointly and severally, shall indemnify and hold harmless the Buyer from and against all Excess Environmental Costs (as hereinafter defined).

     1. For purposes of this Agreement, "EXCESS ENVIRONMENTAL COSTS" shall mean the aggregate of any and all of the following incurred and demonstrated to exist by a Buyer Affiliate to the extent said aggregate amount is in excess of the Reserve Amount, and that the following items (i) through (vi) listed below, arise out of, result from or relate to or are alleged by a third party to arise out of, result from or relate to any action, omission, event, release, occurrence or condition that took place or was in existence on or prior to
Closing:

          a. Losses, Liabilities and Obligations with respect to, directly or indirectly, environmental matters related to, caused by or arising from the Galvanizing Agreement;

          b.  all Environmental Losses, Liabilities and Obligations;

          c.  all Remediation Costs;

          d.  all Tort Claims;

          e. all Losses, Liabilities and Obligations related to, caused by or arising from the Consent Decree (as hereinafter defined); and

          f. all Losses related to, caused by or arising from the breach of the representations and warranties contained in Section 5.24 to the extent not included in 12.3(a)(i) through (v) above;

provided, that such above amounts shall be computed net of:

               (x) any net realized tax benefits resulting therefrom after taking into account any income tax or other adverse tax effects of any indemnification amounts received by Buyer hereunder;

               (y) any insurance proceeds from a third party insurer received by Buyer resulting therefrom (after associated costs of collection), after reduction for (i) any retroactive premium adjustment and (ii) the aggregate amount of the reasonably anticipated (based on written advice from insurance brokers or providers) increased insurance premiums over the following five policy years attributable to such event or claim; and

               (z) any other proceeds or payments from third parties (after associated costs of collection) received by the Company in connection with matters giving rise to the claim for Excess Environmental Costs.

     2. "BUYER AFFILIATE" shall mean the Buyer, Diamond, the Company, a subsidiary, a parent or any affiliate of any of the forgoing. For purposes of this Section 12.3, "AFFILIATe" shall mean any entity which controls, or is controlled by, or is under common control with any of the entities described in the preceding sentence.

     3. "CONSENT DECREE" means the Consent Decree entered by the United States District Court for the Middle District of Florida (Tampa Division) in United States v. Reeves Southeastern Corp., No. 94-1752 (civ) on July 17, 1995, and all subsequent additions and amendments thereto relating to conditions existing at the Closing Date.

     4.  "DELTA NOTE" is defined in Section 5.19.

     5. "RESERVE AMOUNT" means (i) $650,000 plus (ii) the cash proceeds received by the Company pursuant to the Delta Note after the date hereof, less
(iii) any expenditures by the Company or a subsidiary after October 30, 1997 and through the Closing that either (A) in accordance with historical practice of the Company, would have been charged against the balance sheet reserve, or (B) are within the definition of Excess Environmental Costs, without giving effect to the concept of the Reserve Amount.

     6. This provision shall apply equally with respect to the Real Estate (as defined in Section 5.11) as well as facilities previously, but not currently employed in the Company's or a subsidiary's activities.

     7. Subject to the limitations contained in Section 12.4, the indemnification obligations with respect to Excess Environmental Costs contained in this Section 12.3 are absolute and unconditional and shall remain in full force and effect until the Environmental Termination Date. Thereafter, Stockholders' indemnification obligations shall survive only with respect to pending claims or any remaining "KNOWN ENVIRONMENTAL CONDITIONS" (as hereinafter defined) until such are resolved or satisfied. The "ENVIRONMENTAL TERMINATION DATE" shall be the seventh anniversary of the Closing. Any payments to a Buyer Affiliate pursuant to this Section shall be accompanied by interest at the rate of seven (7) percent per annum from the date of payment of such loss to the date of payment by the Stockholders pursuant to this Article XII.

     8. Except for and with respect to the rights conferred under Sections 11.5, 12.2 and 12.12 below, the Stockholders hereby waive any common law, statutory or other right of indemnification or contribution from the Company or any other Buyer Affiliate.

     D. LIMITATION OF STOCKHOLDERS' INDEMNIFICATION OBLIGATION. 1. Subject to subsection (c) below, Buyer's exclusive remedy for breach of representation or warranty and/or reimbursement of Excess Environmental Costs shall be to collect amounts from the Escrow Fund created pursuant to the Escrow Agreement, it being the intention hereof that, except as set forth in subsection (c) below, the Stockholders shall not be obligated to indemnify the Buyer or any other Buyer Affiliate for, and shall have no liability for breach of representation or warranty or for reimbursement of Excess Environmental Costs under this Agreement, except through the forfeiture of their rights with respect to amounts paid or to be paid into the Escrow Fund.

     2. Subject to subsection (c) below, the Stockholders shall not be liable and Buyer agrees not to enforce any claims for indemnification for breach of representation or warranty under this Agreement until the aggregate amount of all such claims (excluding claims for Excess Environmental Costs) exceeds $250,000 (the "THRESHOLD AMOUNT"), and then Buyer shall be entitled to recover only the amount of such claims in excess of the Threshold Amount. The Threshold Amount shall not apply to the recovery by Buyer of Excess Environmental Costs.

     3. Notwithstanding anything contained herein to the contrary, the limitation of remedies contained in subsection (a) above shall not be applicable to claims of Buyer related to, caused by or arising from a Disqualifying Event and the Threshold Amount shall not apply to a Disqualifying Event described in
Section 12.4(d)(i) or (ii). In no event, however, shall the Stockholders' aggregate liability (other than for breaches of covenants or agreements) under this Agreement exceed the total amount of the Purchase Price paid or to be paid to the Stockholders hereunder.

     4.  "DISQUALIFYING EVENT" shall mean any of the following:

               a. intentional misrepresentation or reckless disregard on the part of a Stockholder;

               b.  breach by a Stockholder of Sections 4.1, 4.2, 4.3,
          5.2 or 5.3; and

               c. breach by a Stockholder of any representation or warranty (other than those contained in Section 5.24 hereof or any other representation or warranty to the extent pertaining to environmental conditions (whether known or unknown)), which, when aggregated with claims arising out of breaches of the same representation or warranty, has resulted in a Loss in excess of One Million Dollars ($1,000,000).

     E. RELEASE OF ESCROW FUND. 1. As provided in the Escrow Agreement, earnings with respect to the Escrow Fund shall be distributed to the Stockholders on a quarterly basis.

     2. On the Environmental Termination Date, and at certain times thereafter, portions of the Escrow Fund shall be released to the Stockholders subject to the terms and conditions hereafter set forth.

     3. Schedule 12.5 sets forth certain environmental matters (the "KNOWN ENVIRONMENTAL CONDITIONS"), the actions presently contemplated to be taken with respect to each such condition, the approvals and conditions to be received or satisfied in order to release portions of the Escrow Fund assigned to each such condition (the "SATISFACTION CONDITION") and the specific amount of any remaining portion of the Escrow Fund assigned to each such condition.

     4. On the Environmental Termination Date, the "Distributable Portion" shall be distributed to the Stockholders. The DISTRIBUTABLE PORTION shall mean
(i) the Escrow Fund as it exists on such date, less (ii) the amount(s) designated on Schedule 12.5 with respect to each Known Environmental Condition as to which the associated Satisfaction Condition has not been completed, subject to adjustment as hereinafter provided, (the "ENVIRONMENTAL HOLDBACK"), less (iii) the aggregate of all other claims arising under Article XII which are pending but not yet resolved (the "OTHER CLAIMS"). The amount of any Environmental Holdback calculated under this Agreement shall be reduced by the amount of any Excess Environmental Costs previously paid from the Escrow Fund with respect to the Known Environmental Condition related to such Environmental Holdback; provided, however, that in the event the Excess Environmental Costs for any Known Environmental Condition exceed or are reasonably expected to exceed the amount of any Environmental Holdback with respect to such Known Environmental Condition, as adjusted as provided in this sentence (the "DEFICIENCY"), the non-allocated portion of the Escrow Fund as set forth on
Schedule 12.5, to the extent of the Deficiency, shall be added to the Environmental Holdback related to the Known Environmental Conditions and retained and held in the Escrow Fund to fund the Deficiency, if any.

     5. On each date after the Environmental Termination Date that a Satisfaction Condition has been completed or an Other Claim has been resolved, after payment to Buyer or a Buyer Affiliate of any amounts from the Escrow Fund in connection therewith, the following amount shall be distributed to the
Stockholders: (i) the Escrow Fund as it exists on such date, less (ii) the Environmental Holdback as it exists on such date, less (iii) the Other Claims as they exist on such date.

     F. ENVIRONMENTAL CONSULTATION. Buyer and Stockholders' Agent shall use their reasonable efforts to confer on all matters that may relate in any way to:
(i) all Environmental Losses, Liabilities and Obligations, including, those related to, caused by or arising from the Galvanizing Agreement or Known Environmental Conditions; (ii) all Remediation Costs; (iii) all Tort Claims;
(iv) all Losses, Liabilities and Obligations related to, caused by or arising from the Consent Decree; and (v) all Losses related to, caused by or arising from any actual or alleged breach of the representations and warranties contained in Section 5.24 relating to environmental matters. Buyer will exercise reasonable business judgment to minimize (consistent with terms of the Consent Decree and all Environmental Laws) any Excess Environmental Costs. If the Stockholders' Agent disagrees with Buyer's activities in connection therewith, Buyer agrees to cooperate in a non-binding mediation process reasonably acceptable to the parties, with the costs of such process being allocated equitably by the mediator.

     G. PROCEDURES FOR INDEMNIFICATION . 1. The procedures specified herein and Section 12.8 shall apply to any claims of third parties asserted in a governmental or judicial forum for which a party intends to seek indemnification hereunder, other than Excess Environmental Costs which shall be dealt with as provided in Sections 12.3, 12.4, 12.5 and 12.6 (a "THIRD-PARTY CLAIM"). The claiming party is referred to hereinafter as the "INDEMNIFIED PARTY" and the other party is referred to hereinafter as the "INDEMNIFYING PARTY."

     2. In the event of a Third-Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing promptly after the Indemnified Party has actual knowledge of such claims and the acts constituting the basis for such claim or threatened claim (the "NOTICE OF CLAIM"); provided, however, that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to the Indemnified Party except to the extent that the Indemnifying Party is materially prejudiced as a proximate result of the failure to give such notice promptly. The Notice of Claim shall contain a summary of all material facts known to the Indemnified Party giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom if reasonably known.

     3. The parties to this Agreement shall cooperate reasonably as necessary or appropriate to facilitate the defense of any third party claim or litigation subject hereto, including the provision of access to the counsel, accountants and other representatives of each party during normal business hours and access to all properties, personnel, and non-privileged books, tax records, contracts, commitments and other business records of such other party. The parties will furnish copies of all such documents as may reasonably be requested (certified, if requested). The party seeking cooperation and access shall reimburse the other party for all reasonable costs and expenses incurred by such party in providing cooperation and access, unless the party providing such cooperation and access is the Indemnifying Party.

     4.  If the Indemnifying Party fails to fulfill its obligations under this
Article XII, the Indemnified Party, in addition to any and all other remedies available to it, may assume its own defense without forfeiting any rights or remedies it has under this Agreement.

     H. DEFENSE AGAINST ASSERTED CLAIMS. 1. The Indemnified Party shall not settle or compromise any Third Party Claim for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless legal action shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit in the manner provided herein within twenty (20) days after notification thereof as provided herein, or such lesser period as is required for submission of a pleading or other filing.

     2. In connection with any Third-Party Claim, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim on the condition that (i) such claim involves only money damages and does not seek injunctive or other equitable relief; (ii) an adverse result in connection with such Third-Party Claim could not reasonably be expected to have a material adverse effect on the Indemnified Party or the Business, notwithstanding the discharge of the money damages by the Indemnifying Party; (iii) the Indemnifying Party confirms in writing its obligation to indemnify and hold harmless Buyer without regard to any limitation provided for in this Article; and (iv) the Indemnifying Party segregates in a manner reasonably satisfactory to Buyer funds reasonably anticipated to fund any such defense, judgment and settlement. For purposes hereof (other than with respect to Disqualifying Events), the presence of funds in the Escrow Fund shall constitute a satisfactory segregation of funds. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall select counsel, reasonably satisfactory to the Indemnified Party, to conduct the defense of such claims and at its sole cost and expense shall take all steps necessary to conduct a competent and diligent defense or settlement thereof.

     3. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the prior written consent of the Indemnified Party, unless the Indemnifying Party, concurrently with such settlement, pays into the court the full amount of such settlement or judgment (which payment, other than with respect to Disqualifying Events, may be made from proceeds in the Escrow Fund in instances in which the Stockholders are the Indemnifying Party) and, if such settlement or judgment would not impose or affect ongoing obligations of the Indemnified Party and could not reasonably be expected to have a material adverse effect on the Indemnified Party or the Business. The Indemnified Party shall be entitled to participate in the defense of any such action with its own counsel and at its own expense. If the Indemnifying Party assumes the defense of the Third-Party Claim in accordance with the terms hereof, the Indemnified Party shall have the right to control the defense of the claim at such time as it notifies the Indemnifying Party that it is assuming the defense of such claim at its own expense and that the Indemnifying Party is relieved of its obligations to the Indemnified Party hereunder with respect to such claim.

     4. If the Indemnifying Party does not assume the defense of any such claim resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend such claim in such a manner as it may deem appropriate, including settling such claim after giving notice of the same to the Indemnifying Party on such terms as the Indemnified Party may deem appropriate. In any claim or action by the Indemnified Party seeking indemnification from the Indemnifying Party in accordance with the provisions of this Section, if the Indemnified Party complied in all material respects with the provision of Section 12.7 and 12.8, the Indemnifying Party shall not be entitled to question the manner in which the Indemnified Party defended such claim or the amount or nature of any such settlement.

     I. AMOUNT OF LOSS. The amount of Loss to be paid by the Indemnifying Party to the Indemnified Party shall be net of

          (i) any net realized tax benefits resulting therefrom after taking into account any income tax or other adverse tax effects of any indemnification amounts received by Buyer hereunder;

          (ii) any insurance proceeds from a third party insurer received by Buyer resulting therefrom (after associated costs of collection), after reduction for (x) any retroactive premium adjustment, and (y) the aggregate amount of the reasonably anticipated (based on written advice from insurance brokers or providers) increased insurance premiums over the following five policy years; and

          (iii) any other proceeds or payments from third parties (after associated costs of collection) received by the Company in connection with the matter giving rise to the claim.

     In all situations in which the Stockholders are the Indemnifying Party, the amount of Losses paid shall be deemed for all purposes to be an adjustment to the Purchase Price. The parties agree to treat the payment of Losses as such for all purposes, including the determination and reporting of any federal or state income tax liability of the parties, and to file all tax returns (including amended returns and claims for refund) and other reporting in a manner consistent with such treatment.

     J. JOINT WRITTEN DIRECTION. At such time as Buyer is entitled to indemnification hereunder, the Stockholders and the Stockholders' Agent shall provide a joint Instruction (as defined in the Escrow Agreement) to the Escrow Agent directing the release of funds to the Buyer in an amount to which the Buyer is entitled pursuant to the terms hereof.

     K. EXCLUSIVE REMEDY. 1. Except with respect to any non-monetary statutory, equitable or common law remedy Buyer may have relating to Section 1.1, Article III, Sections 7.4, 7.5, 7.6, 7.8, 7.9, 7.10, 7.11, 7.13, Sections
10.1 and 10.2, Article XI and Section 13.3 and any other remedies specifically provided for in such Sections and Articles, the foregoing indemnification provisions under this Article XII are the sole and exclusive remedy of each party with respect to any Loss related to any breach of any representation or warranty of the other party set forth in this Agreement and/or any other claim, cause of action or other complaint arising out of or in connection with, or related in any manner to, the transactions contemplated by this Agreement, in lieu of any statutory, equitable or common law remedy any party may have relating hereto. The parties expressly agree that Section 13.3 shall not be subject to this Article XII.

     2. In the event of any claim brought by either party hereto to seek indemnification under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys', legal assistants' and experts' fees and other direct costs and expenses incident to any such claim.

     L. LIMITED SURVIVAL OF DIRECTOR AND OFFICER INDEMNIFICATION. Nothing contained herein to the contrary shall be construed as a release or waiver of any rights of any Stockholder who is or has been an officer or director of the Company to indemnification by the Company under the Company's existing charter and bylaw provisions attached hereto as Schedule 12.12, with respect to claims of third parties who are not Stockholders or Buyer Affiliates, and which claims do not give rise to a right of indemnification of Buyer or a Buyer Affiliate hereunder.

     M. INDEMNIFICATION OF ESOP TRUSTEE. The Buyer and Diamond, jointly and severally, shall defend, indemnify and hold harmless the ESOP Trustee from and against any and all loss, damage, cost, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys', legal assistants', and experts' fees and other expenses for investigating and defending), suit, action, claim, deficiency, liability or obligation (collectively, the "ESOP Trustee's Loss") related to, caused by or arising from any misrepresentations, breach of warranty or failure to fulfill any covenant or agreement contained in Section
11.6 and any and all third party claims relating thereto, together with interest at 7% per annum from the date of payment of the ESOP Trustee's Loss to the date of payment of the indemnification amount.

                                  ARTICLE XIII.

                               GENERAL PROVISIONS

     A. AMENDMENTS AND WAIVER. 1. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto (which may include the Stockholder's Agent on behalf of the Stockholders), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          2. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waive of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     B. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered, sent by overnight carrier (such as Express Mail, Federal Express, etc.) or sent by facsimile transmission with confirming copy sent by overnight courier and a delivery receipt obtained and addressed to the intended recipient as follows:

          1.   If to Stockholders prior to Closing:

                    Reeves Southeastern Corporation
                    9800 Reeves Road
                    Tampa, FL  33619
                    Attention: Miles Lenhart
                    Telephone No.: (813) 626-3191
                    Facsimile No.: (813) 628-0423

               With a copy to:

                    Trenam, Kemker, Scharf, Barkin, Frye
                    O'Neill & Mullis, P.A.
                    101 East Kennedy Boulevard
                    Suite 2700
                    Tampa, Florida  33602
                    Attention:  Harold W. Mullis, Jr., Esq.
                    Telephone No.: (813) 227-7453
                    Facsimile No.: (813) 229-6553


          If to Stockholders following Closing:

                    c/o Miles Lenhart
                    3610 Joe Sanchez Road
                    Plant City, Florida  33565
                    Attention:  Miles Lenhart
                    Telephone No.:
                    Facsimile No.:

               With a copy to:

                    Trenam, Kemker, Scharf, Barkin, Frye
                    O'Neill & Mullis, P.A.
                    101 East Kennedy Boulevard
                    Suite 2700
                    Tampa, Florida  33602
                    Attention:  Harold W. Mullis, Jr., Esq.
                    Telephone No.: (813) 227-7453
                    Facsimile No.: (813) 229-6553

          2.   If to ESOP Trustee:

                    SouthTrust Asset Management Company of Florida, Inc. 150 2nd Avenue North
                    St. Petersburg, Florida  33731-1439
                    Attention:  R. Duane Johnson
                    Telephone No.:  (813) 822-0308
                    Facsimile No.:  (813) 822-5238

               With a copy to:

                    Kalish & Ward, P.A.
                    101 East Kennedy Boulevard
                    Suite 4100
                    Tampa, Florida  33602
                    Attention:  R. Dennis Tweed, Esq.
                    Telephone No.:  (813) 222-8700
                    Facsimile No.:  (813) 222-8701

          3.   If to Buyer:

                    Diamond Home Services, Inc.
                    222 Church Street
                    Diamond Plaza
                    Woodstock, IL  60098
                    Telephone No.:  (815) 334-1414
                    Facsimile No.:  (815) 334-1421
                    Attention:  Richard G. Reece
                               Joseph U. Schorer, Esq.

               With a copy to:

                    McDermott, Will & Emery
                    227 West Monroe Street
                    Chicago, Illinois  60606-5096
                    Attention:  Grant A. Bagan, P.C.
                    Telephone No.:  (312) 984-7567
                    Telecopy No.:  (312) 984-3669

Any party may change its address or add or change parties for receiving notice by giving the other party notice in the manner set forth above.

     C. EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the negotiations, documentation and closing of, and closing documents to be delivered with respect to, the transactions contemplated hereby. Except as set forth in Section 7.3, the Company shall not bear any of such expense. The provisions of this Section shall survive any termination of this Agreement.

     D. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     E. CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be given meaning and do not form a part of this Agreement.

     F. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Buyer shall be entitled to assign its rights and duties under this Agreement to any affiliate of Buyer without the consent of Stockholders; provided, however, that Buyer and Diamond shall in all events remain liable hereunder. Except as provided in the foregoing sentence, this Agreement shall not be assigned by either party hereto without the express prior written consent of the other party and any attempted assignment, without such consents, shall be null and void. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third-party beneficiary hereto.

     G. ENTIRE TRANSACTION. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement.

     H. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Florida.

     I. OTHER RULES OF CONSTRUCTION. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "OR" is not exclusive. The word "INCLUDING" shall mean including, without limitation. The term "ORDINARY COURSE OF BUSINESS" means the ordinary course of the Business consistent with the past practice of the Business. References to the terms "CONTRACTS" or "AGREEMENTS" shall each be deemed to include the other and shall include understandings and arrangements of all types, whether written or oral, and all amendments thereto. The term "KNOWLEDGE OF THE COMPANY" or words of similar meaning shall mean actual knowledge of the Board of Directors, the Stockholders, Billy Sasser, Miles Lenhart, Mike Augello, W. Cecil Everidge, Scott Meckly, Barry Kenny, Don Hicks, Bob Dumont, John Carter, Jerry Gambrel and Scott Pollack after reasonable and due inquiry. References to the "Company" shall include its subsidiaries, unless the context otherwise requires. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     J. PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     K. GUARANTEE. Diamond hereby guarantees the payment obligations of Buyer hereunder and under the Short-Term Note and the Note.


                              *         *        *


     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

STOCKHOLDERS                       DIAMOND ACQUISITION CORP.


                                   By:
Miles L. Lenhart, as Co-Trustee              Its:
of the Voting Trust dated March 23,
1987, as amended

Billy G. Sasser, as Co-Trustee of the        DIAMOND HOME SERVICES, INC.
Voting Trust dated March 23, 1987,
as amended                              By:
                                   Its:

Michael A. Augello

                                   SOUTHTRUST ASSET MANAGEMENT
Miles L. Lenhart                          COMPANY OF FLORIDA, N.A., as
                                   Trustee of the Reeves Southeastern
The Billy G. Sasser Revocable Trust          Corporation Employee Stock
Ownership
                                   Trust dated February 21, 1995
By:
     Billy G. Sasser, Trustee           By:
                                        R. Duane Johnson, Vice President

The W. Cecil Everidge Revocable Trust

By:
     W. Cecil Everidge, Trustee


The Mary Helen Everidge Revocable Trust

By:
     Mary Helen Everidge, Trustee


The W. K. Neuman Revocable Trust

By:
     W. K. Neuman, Trustee

                                    EXHIBITS

A       Form of Short-Term Note
B       Form of Note
C       Form of Escrow Agreement
D       Form of Release
E       Form of Legal Opinion

                                    SCHEDULES

2.2     Payment Allocation and Wire Transfer Instructions
3.2     Estoppel Certificates
4.2     Required Consents
4.3     List of Stockholders
5.1     States in which the Company is Qualified to do Business and Required
        Consents
5.2     Subsidiaries
5.3     Capitalization
5.4     Transactions with Affiliates
5.5     Financial Statements
5.6     Interim Charge
5.7     Accounts Receivable
5.9     Insurance
5.10    Liens and Encumbrances
5.11    Real Estate
5.12    Real Estate Leases
5.13    Intellectual Property
5.14    Trade Secrets
5.15    Customers and Suppliers
5.16    Employees
5.17    Employee Benefit Plans
5.18    Licenses and Permits
5.19    Material Contracts
5.21    Product Warranty
5.22    Product Liability
5.23    Legal Proceedings
5.24    Environmental Matters
7.1     Sales of Nonoperating Assets, Capital Expenditures and Debt
7.3     Real Estate
12.5    Environmental Matters
12.12   Charter and By-Laws